                                                                   EXHIBIT 10.13

                                                                  EXECUTION COPY


                     PARTNERSHIP INTEREST PURCHASE AGREEMENT


                                      among

                               D&E WIRELESS, INC.,

                            D&E COMMUNICATIONS, INC.,

                             VOICESTREAM PA II, LLC,

                                       and

                              VOICESTREAM PA I, LLC


                                   dated as of

                                October 17, 2001

                                TABLE OF CONTENT


                                    ARTICLE I
                                   DEFINITIONS

1.1   Defined Terms........................................................ 1
1.2   Other Definitional Provisions........................................ 2

                                   ARTICLE II
                          SALE OF PARTNERSHIP INTEREST

2.1   Sale and Purchase of Partnership Interest............................ 2
2.2   Purchase Price; Post-Closing Adjustments............................. 2
2.3   Adjustments at Closing for Certain Assets not Conveyed............... 4
2.4   Taxes, Fees and Expenses............................................. 4
2.5   Employee Matters; Calculation of Workforce Reimbursement............. 5

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of Seller............................. 8
3.2   Representations and Warranties of Buyer..............................12
3.3   Representations and Warranties of D&E Guarantor......................13
3.4   Representations and Warranties of the Partners.......................14
3.5   Survival of Representations and Warranties...........................15

                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

4.1   Covenants of Seller..................................................15
4.2   Agreement of Partners Pending the Closing............................18
4.3   Covenants of Seller and Buyer........................................21
4.4   Other Covenants of the Parties.......................................23

                                    ARTICLE V
                         CONDITIONS PRECEDENT TO CLOSING

5.1   Conditions Precedent to Obligations of Buyer.........................25
5.2   Conditions Precedent to Obligations of Seller........................27
5.3   Conditions Precedent to the Obligations of Buyer and Seller..........28

                                   ARTICLE VI
                                 INDEMNIFICATION

6.1   General Indemnification Obligation of Seller and D&E Guarantor.......28
6.2   General Indemnification Obligation of Buyer..........................31
6.3   Claims for Losses....................................................32
6.4   Indemnification Procedure............................................33
6.5   Payment..............................................................34

                                   ARTICLE VII
                                     CLOSING

7.1   Closing..............................................................35
7.2   Deliveries and Proceedings at Closing................................35

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1   Termination..........................................................36
8.2   Expenses.............................................................37
8.3   Certain Tax Matters..................................................37
8.4   Further Assurances...................................................39
8.5   Additional Post-Closing Confidentiality Undertakings.................39
8.6   Covenant Not to Compete..............................................40
8.7   Transition Period Services...........................................41
8.8   Contents of Agreement................................................42
8.9   Assignment and Binding Effect........................................42
8.10  Waiver...............................................................42
8.11  Notices..............................................................42
8.12  Remedies.............................................................43
8.13  Knowledge............................................................43
8.14  Applicable Law: Consent to Jurisdiction..............................44
8.15  No Benefit to Others.................................................44
8.16  Headings.............................................................44
8.17  Severability.........................................................44
8.18  Counterparts.........................................................45
8.19  Rules of Construction................................................45

                     PARTNERSHIP INTEREST PURCHASE AGREEMENT


         THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT, dated as of October 17, 2001, is entered into, by and among D&E WIRELESS, INC., a Pennsylvania corporation, as seller ("Seller") and in its capacity as a general partner of the Partnership, D&E COMMUNICATIONS, INC., a Pennsylvania corporation (the "D&E Guarantor") and VOICESTREAM PA II, LLC, a Delaware limited liability company (solely in its current capacity as a general partner of the Partnership, the "VS General Partner"; and solely in its capacity as the buyer of Seller's general partnership Interest in the Partnership, the "GPI Buyer"), and VOICESTREAM PA I, LLC, a Delaware limited liability company (solely in its current capacity as a limited partner of the Partnership, the "VS Limited Partner"; and solely in its capacity as the buyer of Seller's limited partnership Interest in the Partnership, the "LPI Buyer") (the GPI Buyer and the LPI Buyer being collectively referred to herein as "Buyer").

                                 R E C I T A L S

         WHEREAS, the VS General Partner, the VS Limited Partner and Seller are the general and limited partners of D&E/Omnipoint Wireless Joint Venture, L.P., a Delaware limited partnership (the "Partnership") formed pursuant to a Limited Partnership Agreement, dated as of November 14, 1997 (as amended, the "Partnership Agreement");

         WHEREAS, Seller owns fifty percent (50%) of the total general and limited partnership interests (the "Interest") of the Partnership, consisting of a one percent (1%) general partnership interest and a forty-nine percent (49%) limited partnership interest;

         WHEREAS, D&E Guarantor is an Affiliate of Seller;

         WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase and acquire from Seller, and Seller desires to sell and deliver to Buyer, all of Seller's right, title and interest in, to and under the Interest, free and clear of all Liens, such that at Closing, Buyer, the VS General Partner and the VS Limited Partner shall own one hundred percent (100%) of all general and limited partnership interests in the Partnership.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 DEFINED TERMS.

             Capitalized terms used herein without definition shall have the respective meanings assigned hereto in Annex I attached hereto (such definitions to be equally applicable to both the singular and plural forms of the terms defined).

         1.2 OTHER DEFINITIONAL PROVISIONS.

             1.2.1. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

             1.2.2. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

             1.2.3. When used alone in this Agreement, the words "including", "include" and "inclusive of" shall be deemed to be followed by the words "without limitation".

                                   ARTICLE II
                    SALE AND PURCHASE OF PARTNERSHIP INTEREST

         2.1 SALE AND PURCHASE OF PARTNERSHIP INTEREST.

             Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties and agreements herein made by each of the parties to the other, Seller shall sell, transfer, assign, convey and deliver all of its right, title and interest in, to and under the Interest to Buyer, free and clear of all Liens, and Buyer shall purchase from Seller, free and clear of all Liens, all of Seller's right, title and interest in, to and under the Interest.

         2.2 PURCHASE PRICE; POST-CLOSING ADJUSTMENTS.

             2.2.1. Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid by Buyer to Seller at Closing for the Interest shall be an amount equal to: (a) fifty percent (50%) of the sum of (1) Two Hundred Thirty-four Million Dollars ($234,000,000) less (2) the Long-Term Liabilities as of the Closing Date; plus (b) an amount equal to the accrued and unpaid Management Fees of Seller on the Closing Date; plus (c) the Workforce Reimbursement, calculated in accordance with Section 2.5.3; subject to the escrow provisions and the Closing and post-Closing Purchase Price adjustments set forth in Sections 2.2.3, 2.3, 4.1.5, and 4.4.4. The Purchase Price shall be paid at Closing by wire transfer of immediately available funds. At least three
(3) business days prior to the Closing Date, (i) Seller shall designate in writing an account to which the Purchase Price shall be wire transferred, and
(ii) the Parties shall derive the amounts to be used at Closing for Long-Term Liabilities as of the Closing Date based on the Current Balance Sheet and on such other information as is mutually and reasonably agreed upon by the Parties (the "Estimated Long-Term Liabilities"). The outstanding Long-Term Liabilities as of the date hereof are listed on Schedule 2.2.

             2.2.2. Preparation of Closing Date Balance Sheet. As promptly as practicable, but in no event later than forty-five (45) days after the Closing Date, the Partnership's independent certified public accountants shall prepare and deliver to Buyer and Seller an audited balance sheet of the Partnership as of the Closing Date prepared in accordance with GAAP and this Agreement, and otherwise on a basis consistent with the Current Balance Sheet, including taking into account payments made to Seller at Closing pursuant to Section 5.2.5 (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall set forth the Long-Term Liabilities (the "Audited Closing Date Liabilities") and Working Capital (the "Audited Working Capital") of the Partnership as of the Closing Date. Buyer shall bear the cost of preparing the Closing Date Balance Sheet.


             2.2.3. Adjustments.

                    (a) Long-Term Liabilities. If the Audited Closing Date Liabilities are greater than the Estimated Long-Term Liabilities upon which the Purchase Price was calculated at Closing, Seller shall pay Buyer, on a dollar for dollar basis, fifty percent (50%) of the amount of such difference. If the Audited Closing Date Liabilities are less than the Estimated Long-Term Liabilities upon which the Purchase Price was calculated at Closing, Buyer shall pay Seller, on a dollar for dollar basis, fifty percent (50%) of the amount of such difference.

                    (b) Working Capital. The intent of Seller and Buyer is that the Purchase Price set forth in Section 2.2.1 not be adjusted if the Working Capital on the Closing Date is $0. If the Audited Working Capital is less than $0, the Purchase Price shall be adjusted and Seller shall pay Buyer, on a dollar for dollar basis, fifty percent (50%) of the amount by which the Audited Working Capital is below $0. If the Audited Working Capital is greater than $0, the Purchase Price shall be adjusted and Buyer shall pay Seller, on a dollar for dollar basis, fifty percent (50%) of the amount by which the Audited Working Capital is above $0.

                    (c) Payment of Adjustments. Any amounts payable pursuant to this Section 2.2.3 shall be paid to Buyer or Seller, as the case may be, within ten (10) days after delivery of the Closing Date Balance Sheet, unless the Audited Closing Date Liabilities or the Audited Working Capital is being disputed pursuant to Sections 2.2.4 and 2.2.5, in which event such payment shall be made within ten (10) days after the resolution of such dispute. Any amounts payable pursuant to this Section 2.2.3 shall be paid in immediately available funds, plus interest on such amount from the Closing Date until the date of such payment at the rate of eight percent (8%) per annum.

             2.2.4. Objection Procedure. If Buyer or Seller objects to the Audited Closing Date Liabilities or the Audited Working Capital, the objecting party must, within ten (10) days after receipt of the Closing Date Balance Sheet, give written notice (the "Objection Notice") to the other party specifying in reasonable detail such objecting party's objections. If an Objection Notice is not given within such time period, the Partnership's certified public accountant's determination of the amounts shown on the Closing Date Balance Sheet shall be final, binding and conclusive on the Parties.

             2.2.5. Resolution Procedure. If the Audited Closing Date Liabilities or the Audited Working Capital is disputed, the parties shall negotiate in good faith to resolve any such disputes. If the parties are unable to resolve all such disputes within fifteen (15) days after an Objection Notice, the dispute shall be submitted within thirty (30) days after the written request of either party to binding arbitration in the Commonwealth of Pennsylvania. Such arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. Any award rendered pursuant to this Section 2.2.5 will be final, conclusive and binding upon the parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction. Buyer and Seller shall bear equally the fees, costs and expenses of the arbitrator, and notwithstanding any law to the contrary, each of Buyer and Seller will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered pursuant to this Section 2.2.5, the prevailing party in such a proceeding will be entitled to recover reasonable attorneys' fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

         2.3 ADJUSTMENTS AT CLOSING FOR CERTAIN ASSETS NOT CONVEYED.

             2.3.1. Excluded Sites. Notwithstanding the requirements of Article V, and to the extent the parties have agreed in Section 4.1.5 to consummate the transaction contemplated in this Agreement despite the existence of Excluded Sites, the Purchase Price shall be adjusted at Closing and thereafter in accordance with Section 4.1.5.

             2.3.2. Subscribers. The amount of the Purchase Price set forth in
Section 2.2 was determined, in part, based upon the assumption that the Partnership shall have at least eighty-two thousand (82,000) subscribers (inclusive of pre-paid subscribers) on the Closing Date (the "Minimum Subscribers"). In the event the Partnership has fewer than the Minimum Subscribers on the Closing Date, the Purchase Price shall be reduced by Three Hundred Fifty Dollars ($350) (the "Per Subscriber Amount") for each subscriber the Partnership has below the Minimum Subscribers, based on the Partnership's best available information two (2) days prior to the Closing Date. The number of the Partnership's subscribers on the Closing Date shall be calculated in accordance with the Partnership's written policy in effect on the date of this Agreement, a copy of which has been provided to Buyer.

             2.3.3. Risk of Loss Adjustments. Buyer shall be entitled to a credit against the Purchase Price equal to fifty percent (50%) of any insurance deductible on account of any casualty to the Assets occurring prior to the Closing Date, except to the extent such deductible is already taken into account at Closing as a Long-Term Liability or a Current Liability.

         2.4 TAXES, FEES AND EXPENSES.

         Buyer shall pay the filing fees associated with making all requisite applications with the FCC (and the State Commissions, if any) for consent to the transactions contemplated by this Agreement, and associated with filings required pursuant to the HSR Act that are associated with this Agreement. Seller and Buyer will each be responsible for one-half of any transfer, sales, documentary and similar taxes payable in connection with the transfer and conveyances to be made to Buyer hereunder. Except as provided in the first sentence of this section, each Party will be responsible to pay its respective costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including all related accounting and legal fees, including with respect to filings to be filed with Governmental Authorities.

         2.5 EMPLOYEE MATTERS; CALCULATION OF WORKFORCE REIMBURSEMENT.

             2.5.1. Employees of Seller or its Affiliates; Offers of Employment.

                    (a) All services performed for the Partnership are provided pursuant to independent contracts, including the Master Services Agreement (collectively, the "Independent Contracts"). Schedule 2.5.1(a) lists each and every employee or independent contractor of Seller or its Affiliates currently performing services for the Partnership ("Workforce Members") exclusive of back office and management services provided under the Master Services Agreement. Buyer (or one or more Affiliates of Buyer) may, but shall not be obligated to, offer employment to or otherwise offer to secure the services of any or all Workforce Members, effective as of the Closing Date. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate. Such Workforce Members who accept employment with Buyer or its Affiliates are hereinafter collectively referred to as the "Transferred Employees." Buyer shall use commercially reasonable efforts to make such offers as soon as practicable after the date hereof, but in no event later than seventy-five (75) days after the date hereof. Buyer agrees to use commercially reasonable efforts to conduct its hiring activities so that the number of Workforce Members to whom Buyer or its Affiliates offer employment is no fewer than forty-two percent (42%) of the Workforce Members listed in Schedule 2.5.1(a); provided, however, that for purposes of evaluating Buyer's performance of the foregoing agreement, Schedule 2.1.5(a) shall be deemed to exclude any Workforce Member who does not pass Buyer's standard background checking and drug screening procedures. Buyer shall provide Seller a written list of all Transferred Employees within one hundred five (105) days after the date of this Agreement. Buyer and its Affiliates shall not assume responsibility for any Transferred Employee until such employment commences. Prior to the Closing Date, Seller and its Affiliates shall use commercially reasonable efforts, to continue to employ the Transferred Employees in the ordinary course of business, provided that Seller or its Affiliates may terminate any Transferred Employee for "cause" in accordance with the employment policies of Seller and its Affiliates. Seller shall promptly notify Buyer of a termination for "cause" of any Transferred Employee.

                    (b) Not later than one hundred five (105) days after the date hereof, Buyer shall provide a written list to Seller of all Workforce Members who are not Transferred Employees and are reasonably required to provide to the Partnership transition services pursuant to Section 8.7 (the "Transition Employees") for a period of One Hundred and Eighty (180) days after the Closing Date (the "Transition Period"). Seller shall use commercially reasonable efforts, including but not limited to the provision of stay bonuses pursuant to
Section 2.5.1(f), to retain, or cause its Affiliates to retain, such Transition Employees for such period following the Closing Date as Buyer determines, not to exceed the Transition Period. Such Transition Employees shall not be employees or agents of Buyer, its Affiliates or the Partnership and shall not be entitled to any of Buyer's, its Affiliates' or the Partnership's employee benefits. All costs and expenses associated with such Transition Employees shall be paid as expressly provided in the Transition Services Agreement. Except as required by a Requirement of Law, Seller shall not pay such retained Transition Employees any severance, stay bonuses or similar benefits until after the expiration of such Transition Period.

                    (c) Seller shall be fully and solely responsible for complying with the federal Workers Adjustment and Retraining Notification Act ("WARN Act"), and regulations thereunder, and any applicable state laws and regulations. Seller shall provide, or cause its Affiliates to provide, the requisite written WARN Act notices of mass layoff to each Workforce Member who is not a Transferred Employee and to whom Seller or its Affiliate does not intend to offer continuing employment after the Closing, taking into account services to be provided during the Transition Period, and to the appropriate state and local governmental entities and officials, no less than sixty (60) days prior to the anticipated date of layoff. Each affected Workforce Member shall be laid-off by Seller or its Affiliate no less than sixty (60) days after the requisite WARN Act notices have been served. No layoff of a Workforce Member by the Seller or its Affiliates after Closing shall cause Buyer, its Affiliates or the Partnership to have to provide a WARN Act notice with respect to any post-Closing layoff of a Transferred Employee. Seller assumes all liabilities, penalties, fines, costs, expenses or other sanctions that may be assessed or otherwise due under the WARN Act on account of termination of employment of a Workforce Member who is not a Transferred Employee for non-compliance with the requirements of the WARN Act, including all compensation and benefits required to be paid to a Workforce Member who is not a Transferred Employee on account of a failure to timely give notices required under the WARN Act.

                    (d) Seller shall notify all Workforce Members who are not Transferred Employees in writing of their rights with regard to any group health plan coverage, shall timely collect and remit all premiums to the appropriate party, and perform all other actions mandated by Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") as codified in Section 4980B of the Code and that are required to be given, collected, or otherwise performed as a result of the Closing under this Agreement. Seller and Buyer agree that neither Buyer, the Partnership or any Affiliate thereof (other than Seller) is intended to be or is a successor employer for COBRA purposes with respect to any Workforce Plan subject to COBRA, and that no benefit plan or arrangement maintained by Buyer, the Partnership or any Affiliate thereof shall be a successor plan for COBRA purposes to any Workforce Plan of Seller or its Affiliates.

                    (e) Seller agrees to provide to each Workforce Member who is not a Transferred Employee severance determined and payable in accordance with the terms and conditions of the applicable form of Severance Agreement set forth in Exhibit J. The payment of any severance to a Workforce Member shall be conditioned upon receipt of a release and waiver of all claims such Workforce Member might have against Seller, the Partnership, any Partners and all Affiliates of the foregoing. Notwithstanding the foregoing, no severance benefits shall be provided to any Workforce Member whose employment with Seller or any Affiliate continues beyond the end of the Transition Period.

                    (f) Seller agrees to provide to each Transition Employee a stay bonus determined and payable in accordance with the terms and conditions of the form of Stay Bonus Program set forth in Exhibit K. The payment of any stay bonus to a Transition Employee shall be conditioned upon receipt of a release and waiver of all claims such Transition Employee might have against Seller, the Partnership, any Partners and all Affiliates of the foregoing.

                    (g) Neither Seller nor any Affiliate thereof may offer employment to any Workforce Member in a position with Seller or any Affiliate thereof other than the Workforce Member's current position as of the date hereof, except for (i) any Transition Employee, but only with respect to periods following the period during which the Transition Employee is required to provide transition services pursuant to Section 8.7 and the Transition Services Agreement contemplated thereunder or (ii) any Workforce Member listed in
Schedule 2.5.1(g).

             2.5.2. Workforce Members' Employee Benefit Plans.

                    (a) Without limiting the obligation of the Partners under
Section 4.2.4, Seller and its Affiliates shall retain all obligations and liabilities under all Workforce Plans, including for benefits accrued as of the Closing Date by the Transferred Employees under any such Workforce Plan, and neither Buyer nor any of its Affiliates nor the Partnership shall have any liability or obligation with respect thereto. No assets of any Workforce Plan shall be transferred to Buyer or any of its Affiliates or to any similar plan of Buyer or any of its Affiliates. Accrued benefits or account balances of Transferred Employees under any such Workforce Plan shall be fully vested to the extent such Workforce Plan is funded as of the Closing Date.

                    (b) As of or prior to the Closing Date, the Partners shall cause the Partnership to terminate the D&E/Omnipoint Wireless Joint Venture Long Term Incentive Plan for Senior Executives (the "LTIP") and to pay each participant listed in Schedule 2.5.2 (a "Senior Executive") the amount of any award accrued but not yet paid to such Senior Executive under the LTIP as of the termination date thereof. The amount of such award payments shall be determined under the terms of the LTIP and mutually agreed to by the Partners prior to the payment thereof. On behalf of the Partnership, each Partner shall use its good faith efforts to secure from each Senior Executive a written release of all claims the Senior Executive may have against the Partnership, Seller, Buyer and all Affiliates of the foregoing, including all claims under the LTIP, prior to the payment of the Senior Executive's LTIP award. The terms and conditions of any release agreement made on behalf of the Partnership must be mutually agreed to by each Partner in order for such agreement to bind the Partnership or any Partner thereunder.

                    (c) With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller and its Affiliates shall retain (i) all liabilities and obligations, arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, and (ii) all liabilities and obligations arising under any workers' compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive workers' compensation premiums attributable to such period.

                    (d) With respect to the Transferred Employees, Buyer and its Affiliates shall recognize all service of such Transferred Employees with Seller for eligibility and vesting purposes, but not for benefit accrual purposes except in the case of vacation pay, under all Employee Plans of Buyer and its Affiliates. Without limiting the foregoing, Buyer and its Affiliates shall not treat any Transferred Employee as a "new" employee for purposes of any preexisting condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plans, and will make arrangements with its insurance carrier(s), to the extent applicable, to ensure such result.

                  2.5.3. Calculation of Workforce Reimbursement. Schedule
2.5.3 sets forth (i) the categories of costs relating to the termination of Workforce Members, including the severance benefits and stay bonuses required under Sections 2.5.1(e) and (f), and (ii) as applicable, the cost or the methodology to be used in determining the cost, to be used in calculating the amount of the Workforce Reimbursement. At least three (3) business days prior to Closing, Seller shall provide Buyer a full accounting of all payments made or to be made, and costs incurred or to be incurred, in each case as is permitted under Schedule 2.5.3 for purposes of determining the amount of the Workforce Reimbursement to be paid at Closing. Seller shall be responsible for making all payments to Workforce Members as contemplated in Seller's accounting, and shall provide evidence of payment upon Buyer's written request.

                  2.5.4. No Third Party Beneficiaries. No provision of this
Section 2.5 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or its Affiliates in respect of continued employment (or resumed employment) with either Buyer or any of Buyer's Affiliates, the Partnership, or Seller or any of Seller's Affiliates and no provision of this Section 2.5 shall create any such rights in any such individuals in respect of any benefits that may be provided, directly or indirectly, under any Workforce Plan or any plan or arrangement that may be established by the Partnership, Buyer or any of Buyer's Affiliates, or Seller or any of Seller's Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Partnership, Buyer or any of Buyer's Affiliates, or Seller or any of Seller's Affiliates. No provision of this Section 2.5 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or its Affiliates in respect of any severance, stay bonuses, or other incentives contemplated by this Agreement.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1      REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller represents and warrants to Buyer as follows:

                  3.1.1. Seller Existence. Seller is a duly formed, validly existing entity, and is in good standing under the laws of the jurisdiction of its formation. Seller has the requisite power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and all other Transaction Documents have been duly authorized by all necessary action on the part of Seller. This Agreement has been, and the other Transaction Documents have been or will be, duly executed and delivered by Seller, and this Agreement constitutes, and the other Transaction Documents do or will when executed and delivered constitute, the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  3.1.2. Litigation. There is no suit, action or other proceeding, or injunction or final judgment relating thereto, pending, or to the Knowledge of Seller, threatened against Seller, before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and to the Knowledge of Seller, no investigation that might result in any such suit, action or proceeding is pending or threatened.

                  3.1.3. Validity of Contemplated Transactions. Upon compliance with any applicable requirement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") for transfer of the Interest to Buyer, and upon the receipt of (i) the requisite consents, approvals and Authorizations from the FCC and other Governmental Authorities described in
Schedule 3.1.3 ("Governmental Consents"), (ii) the Lender Consent described in
Section 5.3.3, (iii) waivers from the VS Partners of their right of first refusal under the Partnership Agreement, and (iv) all other third-party consents required in connection with this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby by Seller (including any (a) consents required under Leases with respect to change in control, change of name or modifications to the premises, or (b) waivers of radius restrictions which may be violated upon consummation of the transactions contemplated hereby), a complete list of which is set forth on Schedule 3.1.3 (the "Third Party Consents"), the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (a) the charter and other organizational documents of Seller, (b) any existing Requirement of Law to which Seller, the Interest, or to Seller's Knowledge, the Partnership, any of the Assets or any of the Wireless Business, is subject, (c) any judgment, order, writ, injunction, decree or award of any Governmental Authority or any other Governmental Order which is applicable to Seller, the Interest or, to Seller's Knowledge, to the Partnership, any of the Assets or any of the Wireless Business, or (d) to Seller's Knowledge, any Contract, Prime Lease, Lease, or Partnership Authorization, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or the Partnership thereunder. Except for the Governmental Consents, the Lender Consent and the Third Party Consents (collectively, the "Required Consents"), no Authorization by, filing or notification with, or consent or approval from, any Governmental Authority, any counterparty to any Contract or any other Person is required in connection with the execution, delivery or performance of this Agreement or the Transaction Documents by Seller or the consummation of the transactions contemplated hereby by Seller.

                  3.1.4. Title to Interest; Capital Structure of Partnership.

                           (a) Seller has good, valid, marketable and
indefeasible title to the Interest and when purchased by Buyer from Seller in accordance with the terms and conditions hereof, the Interest will be transferred to Buyer free and clear of all Liens. There are no outstanding subscriptions, script, warrants, commitments, conversion rights, calls, options or agreements relating to the Interest, except for the right of first refusal of the VS Partners.

                           (b) The Interest represents fifty percent (50%) of
the total general and limited partnership interests of the Partnership, consisting of a one percent (1%) general partnership interest and a forty-nine percent (49%) limited partnership interest. Seller has not granted, and to Seller's Knowledge there are no, outstanding options, warrants or other commitments of any character obligating the Partnership to issue any general or limited partnership interests or options or rights with respect thereto. Seller has not granted or issued, and to Seller's Knowledge there are no, existing or outstanding securities of the Partnership of any kind convertible into or exchangeable for general or limited partnership interests.

                  3.1.5. Brokers or Finders. Except as set forth on Schedule 3.1.5, Seller has incurred no obligation or liability of any nature for brokers' or finders' fees or agents commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby.

                  3.1.6. Labor Relations.

                           (a) Except as set forth on Schedule 3.1.6: (i) none
of the Workforce Members is represented by any labor union or other labor organization; (ii) there is no unfair practice complaint against the Partnership, or against Seller or any of Seller's Affiliates with respect to Workforce Members pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown, or stoppage actually pending or, to the Knowledge of Seller, threatened against or involving the Partnership, Seller or any of Seller's Affiliates with respect to Workforce Members; (iv) there is no grievance pending regarding unfair labor practices or collective bargaining against the Partnership, or against Seller or any of Seller's Affiliates with respect to Workforce Members; (v) no private agreement expressly prohibits the Partnership from relocating, closing or terminating any of the operations of facilities of the Wireless Business; (vi) neither the Partnership, nor Seller or any of Seller's Affiliates with respect to Workforce Members has in the past three (3) years experienced any work stoppage or other labor difficulty; and (vii) to the Knowledge of Seller, no organizational effort is being made or is threatened by or on behalf of any labor union with respect to Workforce Members.

                           (b) All reasonably anticipated obligations of Seller
and Seller's Affiliates with respect to Workforce Members, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, sick leave, vacation and other forms of compensation payable to the Workforce Members, will be paid as of the Closing Date.

                  3.1.7. Workforce Plans.

                           (a) Schedule 3.1.7(a) sets forth the name and general
description of each of the Workforce Plans. Seller has provided to Buyer a complete and accurate copy of all documents that set forth the terms of each Workforce Plan.

                           (b) Each Workforce Plan has been maintained and
operated in all material respects with all applicable Requirements of Law, including the Code and ERISA, and in accordance with the terms of such Workforce Plan. Neither the Partnership nor any ERISA Affiliate thereof sponsors or has sponsored or has or had an obligation to contribute to (i) a multiemployer plan, as defined in Section 3(37) of ERISA; (ii) a multiple employer plan subject to Sections 4063 or 4064 of ERISA; or (iii) any plan subject to Title IV of ERISA.

                           (c) Each Workforce Plan intended to qualify under
Section 401 of the Code is so qualified and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such Workforce Plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

                           (d) All contributions (including all employer
contributions, employee salary reduction contributions and premium payments) required to have been made under any of the Workforce Plans or to any funds or trusts established thereunder have been made by the due date thereof (including any valid extension).

                           (e) Seller is not aware of the existence of any
governmental audit or examination of any Workforce Plan or of any facts which would lead it to believe that any such audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Workforce Plan pending or, to the Knowledge of Seller, threatened against any of such Plans, and Seller possesses no Knowledge of any facts which could give rise to any such action, suit or claim.

                           (f) Neither the Partnership nor any "party in
interest" or "disqualified person" with respect to the Workforce Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty in connection with the administration or investment of the assets of any Workforce Plan.

                           (g) Neither the execution of this Agreement nor the
consummation of the transactions contemplated hereby will result in the payment, vesting or acceleration of any benefit under any Workforce Plan or other arrangement or agreement with any Workforce Member, except as set forth in
Section 2.5.2(a).

                  3.1.8. Related Transactions. Except as listed on Schedule 3.1.8, there are no other agreements or arrangements between the Partnership and Seller or its Affiliates that give or will give rise to any obligations or liabilities of the Partnership.

                  3.1.9. Full Disclosure. No representation or warranty by Seller contained in this Agreement and no statement of Seller contained in any Transaction Document, certificate, instrument, document or other information furnished or to be furnished to Buyer by Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or at Closing will contain any untrue statement of a material fact, or omits or will omit at Closing to state a material fact necessary to make any of the representations, warranties or statements contained therein on behalf of Seller not misleading.

         3.2      REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer represents and warrants to Seller as follows:

                  3.2.1. Buyer Existence. Each of the GPI Buyer and the LPI Buyer is a duly formed, validly existing entity, and is in good standing under the laws of the applicable jurisdiction of its formation. Buyer has the requisite power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and all other Transaction Documents have been duly authorized by all necessary action on the part of Buyer and Buyer's Affiliates. This Agreement has been, and the other Transaction Documents have been or will be, duly executed and delivered by Buyer, and this Agreement constitutes, and the other Transaction Documents do or will when executed and delivered constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  3.2.2. Litigation. There is no suit, action or other proceeding, or injunction or final judgment relating thereto, pending, or, to the Knowledge of Buyer, threatened against Buyer, before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and, to the Knowledge of Buyer, no investigation that might result in any such suit, action or proceeding is pending or threatened.

                  3.2.3. Validity of Contemplated Transactions. Upon the receipt of the Governmental Consents, compliance with any applicable requirements of the HSR Act in connection with the transfer of the Interest to Buyer, and the approvals described in Section 5.3.3, the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (a) the charter and other organizational documents of Buyer, (b) any existing Requirement of Law to which Buyer is subject, or (c) any judgment, order, writ, injunction, decree or award of any Governmental Authority or any other Governmental Order which is applicable to Buyer. Except as aforesaid, no Authorization and no filing or notification with any Governmental Authority or any counterparty to any of Buyer's material contracts or any other Person is required in connection with the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby by Buyer.

                  3.2.4. Brokers or Finders. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or agents commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby.

         3.3      REPRESENTATIONS AND WARRANTIES OF D&E GUARANTOR.

                  D&E Guarantor represents and warrants to Buyer as follows:

                  3.3.1. D&E Guarantor Existence. D&E Guarantor is a duly formed, validly existing entity, and is in good standing under the laws of the applicable jurisdiction of its formation. D&E Guarantor has the requisite power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by D&E Guarantor of this Agreement and all other Transaction Documents have been duly authorized by all necessary action on the part of D&E Guarantor. This Agreement has been, and the other Transaction Documents have been or will be, duly executed and delivered by D&E Guarantor, and this Agreement constitutes, and the other Transaction Documents do or will when executed and delivered constitute, the legal, valid and binding obligations of D&E Guarantor, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  3.3.2. Litigation. There is no suit, action or other proceeding, or injunction or final judgment relating thereto, pending, or to the Knowledge of D&E Guarantor, threatened against D&E Guarantor, before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding is pending or to the Knowledge of D&E Guarantor, threatened.

                  3.3.3. Validity of Contemplated Transactions. Upon the receipt of the Governmental Consents and compliance with any applicable requirements of the HSR Act in connection with the transfer of the Interest to Buyer, the execution, delivery and performance of this Agreement and the other Transaction Documents by D&E Guarantor do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (a) the charter and other organizational documents of D&E Guarantor, (b) any existing Requirement of Law to which D&E Guarantor is subject, or (c) any judgment, order, writ, injunction, decree or award of any Governmental Authority or any other Governmental Order which is applicable to D&E Guarantor. Except as aforesaid, no Authorization and no filing or notification with any Governmental Authority or any counterparty to any of D&E Guarantor's material contracts or any other Person is required in connection with the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby by D&E Guarantor.

                  3.3.4. No Material Adverse Effect. There has been no Material Adverse Effect with respect to the D&E Guarantor or Seller since the date of D&E Guarantor's annual report filed on Form 10-K for the year ended December 31, 2000.

                  3.3.5. Full Disclosure. No representation or warranty by the D&E Guarantor contained in this Agreement and no statement of D&E Guarantor contained in any Transaction

Document, certificate, instrument, document or other information furnished or to be furnished to Buyer by D&E Guarantor pursuant hereto or in connection with the transactions contemplated hereby, contains or at Closing will contain any untrue statement of a material fact, or omits or will omit at Closing to state a material fact necessary to make any of the representations, warranties or statements contained therein on behalf of D&E Guarantor not misleading.

         3.4      REPRESENTATIONS AND WARRANTIES OF THE PARTNERS.

                  Each of the Partners, for itself only and in its capacity as a partner in the Partnership, represents and warrants to Buyer:

                  3.4.1. Each Partner's Existence. The Partner is a duly formed, validly existing entity, and is in good standing under the laws of the applicable jurisdiction of its formation. The Partner has the requisite power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Partner of this Agreement and the Transaction Documents to be delivered by the Partner on behalf of the Partnership, have been duly authorized by all necessary action on the part of the Partner. This Agreement has been, and any certifications to be executed and delivered at Closing have been or will be, duly executed and delivered by the Partner, and this Agreement constitutes, and such other Transaction Documents do or will when executed and delivered constitute, the legal, valid and binding obligations of the Partner, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  3.4.2. Validity of Contemplated Transactions. Upon receipt of waivers of the right of first refusal of the VS Partners under the Partnership Agreement, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Partner do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (a) the charter and other organizational documents of the Partner or the Partnership, (b) any existing Requirement of Law to which the Partner is subject, or (c) any judgment, order, writ, injunction, decree or award of any Governmental Authority or any other Governmental Order which is applicable to the Partner. Except as set forth above with respect to Seller in its capacity as seller of the Interest, and except for the Required Consents set forth in Section 4.4.4, no Authorization and no filing or notification with any Governmental Authority or any counterparty to any of the Partner's material contracts or any other Person is required in connection with the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby by the Partner in such capacity.

                  3.4.3. Partnership Status Report. To the Partner's Knowledge, the Partnership Status Report is a complete and accurate statement of facts, circumstances, and information relating to the condition of the Partnership.

                  3.4.4. Partnership Agreement. To the Partner's Knowledge, there are no defaults or breaches under the Partnership Agreement that have not been cured or waived.

                  3.4.5. Employees. The Partnership has no current or former employees.

                  3.4.6. Full Disclosure. No representation or warranty by the Partner contained in this Agreement and no statement by the Partner contained in any Transaction Document, certificate, instrument, document or other information furnished or to be furnished to Buyer by the Partner pursuant hereto or in connection with the transactions contemplated hereby, including the Partnership Status Report, contains or at Closing will contain any untrue statement of a material fact, or omits or will omit at Closing to state a material fact necessary to make any of the representations, warranties or statements contained therein on behalf of the Partner not misleading.

         3.5      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  All representations and warranties made by the parties in this Agreement or in the certificates delivered pursuant to Sections 5.1.3 or 5.2.3 shall survive until the expiration of two (2) years after the Closing Date, except that (a)(i) any intentional misrepresentation, willful breach or claim based on fraud; (ii) any representation or warranty contained in Sections 3.1.1, 3.1.3, 3.1.4, 3.2.1, 3.2.3, 3.3.1, 3.3.3, 3.4.1 and 3.4.2, or which, by its express terms, relates to any time on or after the Closing Date; and (iii) any representation and warranty in Section 3.4.3 with respect to any statement contained in Sections 1(b) through 1(d) and Section 6 of the Partnership Status Report; shall survive the Closing without limitation, and (b) any representation or warranty contained in Sections 3.1.6 and 3.1.7 and any representation and warranty in Section 3.4.3 with respect to any statement contained in Sections 4 and 5 of the Partnership Status Report shall survive until the expiration of sixty (60) days after the expiration date of the relevant statute of limitations period (including any applicable extensions thereof).

                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

         4.1      COVENANTS OF SELLER.

                  4.1.1. Conduct of Business. Seller covenants and agrees that, from the date of this Agreement until the earlier of (i) termination of this Agreement or (ii) the Closing, and except as otherwise consented to in writing by Buyer, Seller shall:

                           (a) use commercially reasonable efforts to keep
available the services of the Workforce Members and maintain the goodwill of the Workforce Members; but not grant or otherwise commit to make any increase in the compensation of any Workforce Member (which, for purposes of this Section 4.1.1(a), shall mean current wages and benefits as disclosed in this Agreement), except normal merit increases;

                           (b) refrain from taking any action that would result
in the inaccuracy or breach at Closing of any of the representations, warranties or covenants of Seller, for itself and in its capacity as a Partner, set forth in this Agreement; and

                           (c) not permit the Interest to be subject to any new
Lien.

                  4.1.2. Employee Matters. Prior to Closing, Seller and its Affiliates shall give Buyer and its authorized representatives reasonable access to Workforce Members in order to allow Buyer's representatives to interview such employees for the purposes of introducing them to Buyer, possibly offering them employment with Buyer or the Partnership and facilitating their transition, if hired from Seller or its Affiliates to Buyer, its Affiliates or the Partnership. Except with respect to the Workforce Members listed in Schedule 2.5.1(g), neither Seller nor its Affiliates shall take any action that would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Workforce Member.

                  4.1.3. Negotiations with Other Parties. Seller will not cause, permit or authorize any officer, director, employee or agent of Seller or its Affiliates to (a) solicit, initiate or encourage submission of proposals or offers from any Persons relating to any acquisition or purchase of all or any portion of the Interest, or any merger, consolidation or business combination with the Partnership, (b) participate in any discussions regarding the foregoing or (c) except as may be required by law furnish to any Person other than Buyer or its representatives any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing. Seller will promptly notify Buyer if it shall have Knowledge of any such proposal or offer, or any expression of interest in making any such proposal or offer. In determining whether the conduct sought to be prohibited by this Section is required by law, Seller shall have been advised by its independent counsel that the failure to take such action would, in the opinion of such counsel result in a breach of fiduciary duty by any such director, officer or agent owed to Seller or the shareholders of Seller. In such event, Seller may take such actions as it is advised by such counsel are necessary to avoid a breach of fiduciary duty.

                  4.1.4. Required Consents. Prior to Closing, Seller shall use commercially reasonable efforts to obtain all Required Consents and estoppels of any third party Person necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement.

                  4.1.5. Transfer of Excluded Sites. If there are any Excluded Sites then the Closing shall occur pursuant to Article VII, and the following provisions shall apply:

                           (a) Each Excluded Site shall be deemed to have a
value, as applicable, equal to the following per Site amounts (each a "Per Site Amount"):

                                    (i) For each Excluded Site which is an
Operational Site, One Hundred Twenty-five Thousand Dollars ($125,000);

                                    (ii) For each Excluded Site which is a
Development Site, Fifteen Thousand Dollars ($15,000);

                                    (iii) For each Excluded Site which is a Site
to which a Retail Lease pertains, Fifty Thousand Dollars ($50,000) for a store location and Twenty-five Thousand Dollars ($25,000) for a kiosk location; and

                                    (iv) For each Excluded Site which is a
Switch Site, One Million Dollars ($1,000,000).

                           (b) At Closing, a portion of the Purchase Price shall
be paid into an interest-bearing escrow account and held by an escrow agent mutually acceptable to the parties as follows: (i) in an amount equal to fifty percent (50%) of the aggregate Per Site Amounts for all Excluded Destroyed Sites; and (ii) in an amount equal to the aggregate Per Site Amounts for all Excluded Terminated Sites.

                           (c) Seller shall diligently and in good faith
continue to pursue the satisfaction or elimination of the condition or conditions which prevented each Excluded Site from being so transferred; provided, that, if such condition is incapable of cure at Closing, or at any time prior to the Outside Date becomes incapable of cure, the Purchase Price shall be reduced by the Per Site Amount to be escrowed or actually escrowed on account of such Excluded Site, and if deposited in escrow, such Per Site Amount (together with accrued interest thereon) shall be released from escrow and paid to Buyer. Upon Seller's satisfying or eliminating such condition or conditions and delivering evidence thereof to Buyer, the applicable Per Site Amount shall, together with the accrued interest thereon, be released from escrow and paid to Seller. If any such condition or conditions have not been satisfied or eliminated by the Outside Date, the balance of the escrow account (together with accrued interest) shall be released from escrow and paid to Buyer.

                           (d) The Per Site Amount shall not be adjusted to
reflect the actual value as described by the Partnership to an Excluded Site. The Per Site Amount shall be increased by the amount of damages incurred by or reasonably expected to be incurred by the Partnership on account of any Excluded Terminated Site (the "Estimated Damage Amount"). Without limiting Seller's obligations under Section 6.1.1(e), a portion of the Purchase Price equal to the Estimated Damage Amount shall be deposited in an escrow account at Closing and shall be released, from time to time, when the Estimated Damage Amount is actually realized as follows: (i) to Buyer in an amount equal to the actual damages incurred by Buyer under the applicable lease for the Excluded Site, and
(ii) to Seller, the balance of the Estimated Damage Amount, if after final release to Buyer, there are any funds remaining in the Estimated Damage Amount. Seller shall be entitled to a credit or payment, as appropriate, with respect to a Per Site Amount, equal to fifty percent (50%) of any insurance proceeds actually received by the Partnership on account of an Excluded Site to which such Per Site Amount relates. Upon the earlier to occur of (i) a final settlement or full release and waiver of claims or (ii) the expiration of the statute of limitations, the balance of the Estimated Damage Amount, if any, being held in escrow shall be released to Seller.

                           (e) Without limiting the applicability of this
Agreement to all other Sites, the obligations of Buyer and Seller set forth in Sections 3.1.5, 4.3.5 and 8.2 shall survive with respect to each Excluded Site.

                  4.1.6. D&E Sites and Other Agreements to be Transferred. Prior to Closing, Seller shall obtain all Required Consents to, and Seller shall, transfer, convey and assign, or cause to be transferred, conveyed and assigned, to the Partnership those agreements listed in Schedule 4.1.6 (the "D&E Leases") and the last three (3) interconnection agreements listed in

Section 1 to Schedule 3.18 by means of an assignment and assumption agreement or, with respect to the interconnection agreements, other transfer document reasonably acceptable to Buyer. Any D&E Lease so transferred to the Partnership shall be deemed a Lease under this Agreement and Seller shall update PSR
Schedule 6(b) to include such D&E Lease.

                  4.1.7. Lease Expiration Date Schedule. Not later than thirty
(30) days after the date of this Agreement, Seller agrees to provide to Buyer a schedule which lists the expiration date of the current term of each Lease. Upon approval of the schedule by Buyer, the schedule shall be deemed incorporated into PSR Schedule 6(b) as of the date hereof.

                  4.1.8. Transfer of Name. Prior to Closing, Seller shall transfer, convey and assign, or cause to be transferred, conveyed and assigned, to the Partnership all of Seller's right, title and interest to the name "PCS One", including all trademarks and trademark registrations related to such name.

         4.2      AGREEMENT OF PARTNERS PENDING THE CLOSING.

                  Each of the Partners covenants and agrees, to and for the benefit of Buyer and Seller that, from the date of this Agreement until the earlier of (i) the termination of this Agreement or (ii) the Closing:

                  4.2.1. Conduct of the Wireless Business in the Ordinary
Course.

                           (a) The Partners shall conduct the Wireless Business
in the ordinary course consistent with past practice except as may be necessary in order to implement and perform this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each of the Partners agrees to cause the Partnership to:

                                    (i) maintain its relations and goodwill with
the suppliers, subscribers, distributors and any others having business relations with the Partnership;

                                    (ii) comply with all Requirements of Law
applicable to the Partnership, the Wireless Business or the Assets;

                                    (iii) keep in full force and effect all of
the Partnership's insurance policies as of the date hereof listed on PSR
Schedule 15 (or replacement policies providing substantially the same coverage);

                                    (iv) maintain customer service operations,
policies and practices for the Wireless Business;

                                    (v) duly comply with all Requirements of Law
to validly complete the transactions provided for in this Agreement;

                                    (vi) preserve the Wireless Business and the
goodwill associated therewith;

                                    (vii) maintain and preserve all subscriber
call records;

                                    (viii) pay when due, all Taxes, assessments
and charges or levies imposed upon the Partnership or on any of its Assets or which the Partnership is required to withhold and pay, excepting only Taxes being contested in good faith and for which adequate reserves have been established;

                                    (ix) maintain all of the Partnership's books
and records consistent with past practices;

                                    (x) comply with all provisions of all
Contracts and Leases;

                                    (xi) acquire and maintain normal Inventory,
consisting of items of a quality and quantity usable or saleable in the ordinary course of the Wireless Business; and

                                    (xii) manage the operations of the
Partnership in such a manner as to maintain sufficient Working Capital to operate the business in a manner consistent with the Partnership's past operations and to pay Current Liabilities as they become due.

                           (b) Each of the Partners agrees that it shall not
cause the Partnership to:

                                    (i) with respect to the Wireless Business,
enter into any employment agreement with any employee, or any agreement with a consultant, or enter into any new employee benefit or welfare plan or arrangement or make any material modification to any such existing plans or arrangements unless such agreement terminates or is terminable prior to the Closing Date or would not impose any liability or obligation on Buyer, Seller or the Partnership;

                                    (ii) implement any material change in (a)
the terms and conditions of its forms of subscriber agreements with respect to the Wireless Business or (b) the types, quality or pricing of products, plans and services being provided to subscribers with respect to the Wireless Business;

                                    (iii) permit any of the Assets to be subject
to any Lien (other than the Permitted Liens);

                                    (iv) other than the D&E Leases, sell,
assign, purchase, lease, license or otherwise acquire, transfer or dispose of any Asset or other item of real or personal property used or intended to be used in the Wireless Business, including any Development Sites, except for sales, assignments, purchases, leases, licenses or other acquisitions, transfers or dispositions of any Asset or other item of real or personal property that is not material to the Wireless Business and that has a value in any one case not exceeding $20,000;

                                    (v) waive any substantial claim or right or
terminate any material contract or commitment (except as specifically provided for herein) of the Partnership;

                                    (vi) make any material changes to the
Partnership's System development plan, including adding to or deleting any of the cell sites currently under development as set forth in the Partnership Status Report;

                                    (vii) change any of the Partnership's
financial or subscriber accounting policies or practices;

                                    (viii) do or omit to do any act or permit
any event to occur or condition to exist which will result in or cause a breach of any Contract, Lease or other commitment of the Partnership, the breach of which would have a Material Adverse Effect on the business, condition or prospects of the Partnership;

                                    (ix) except in the ordinary course of
business (as determined by the management committee of the Partnership) incur any debt or liability, including any capital lease with respect to the Partnership;

                                    (x) amend its certificate of limited
partnership or the Partnership Agreement;

                                    (xi) make any distribution or payment in
respect of the equity interests of the Partnership;

                                    (xii) admit additional partners, accept
additional capital contributions or issue or grant any options, warrants or other rights to acquire any interest of the Partnership;

                                    (xiii) make any unscheduled payments or
prepayments of any Long-Term Liability, including under the Credit Facility, unless agreed to by all of the representatives of the Partners on the management committee of the Partnership; or

                                    (xiv) enter into (a) any commitment to do
any act which would violate any provision of this Section 4.2.1 or (b) other than in the ordinary course of business, any contract or commitment, the performance of which may extend beyond the Closing, provided, that entering into such contract or commitment by any Partner does not violate any of the provisions of this Agreement, including Section 4.2.1(b).

                  4.2.2. Due Diligence. Prior to the Closing Date, Buyer may make, or cause to be made, such investigation or testing of the Assets and Wireless Business and the Partnership's financial and legal condition as Buyer deems necessary or advisable to familiarize itself with the Assets and/or matters relating to the Wireless Business, and to its history or operation. The Partnership shall permit Buyer and its authorized representatives (including legal counsel and accountants) to have full access to the Assets and the Partnership's books and records upon not less than one (1) business day's advance notice, provided such access will not unreasonably disrupt the Wireless Business. Each of the Partners and the pertinent Workforce Members in possession or control of documents or information will furnish, or cause to be furnished, to Buyer such financial and operating data and other information and copies of documents with respect to the services and operations of the Wireless Business, the Partnership, and the Assets, as Buyer shall from time to time request to enable Buyer and its representatives to investigate the affairs of the Partnership, the Wireless Business, the Interest and the Assets and the accuracy of the representations and warranties made in this Agreement.

                  4.2.3. Risk of Loss. At all times during the term of this Agreement, the Partners shall cause the Partnership to maintain property casualty insurance coverage at full replacement cost for all of the tangible Assets in the name of the Partnership. Concurrently with the execution of this Agreement, the Partners will provide Buyer with evidence of such insurance and the insurance policies shall provide that Buyer shall be notified prior to the termination or cancellation thereof. In the event of any such loss or damage prior to the Closing Date the Partners, subject to Buyer's consent, shall promptly and diligently cause the Partnership to restore, replace or repair the damaged Assets to their previous condition. If the damaged Asset is or relates to a Site that the Partnership is not entitled to restore, replace or repair, however, such Site shall be deemed an Excluded Site.

                  4.2.4. Indebtedness to Seller. On or before Closing, the Partners shall take such actions as are necessary to cause the Partnership to comply with the provisions of Section 5.2.5.

         4.3      COVENANTS OF SELLER AND BUYER.

                  Seller and Buyer further covenant and agree that, except as otherwise agreed to in writing by Seller and Buyer:

                  4.3.1. Applications For Authorizations. No later than fifteen
(15) business days after the date hereof Seller and Buyer shall have jointly filed all necessary applications (a) with the FCC requesting consent of the FCC to a transfer of Seller's negative control of the FCC Authorizations from Seller to Buyer (the "FCC Applications") and, if necessary, (b) such other applications for all consents and approvals of the State Commission and other Governmental Consents necessary for the consummation of the transactions contemplated hereby. Seller and Buyer shall diligently and jointly prosecute all such applications and take all such necessary and proper actions and give all such notice as may be required or requested by the FCC or any other regulatory agency or as may be appropriate in an effort to expedite the grant of such consent by the FCC or such regulatory agency.

                  4.3.2. HSR Act. No later than fifteen (15) business days after the date hereof, Seller and Buyer shall, in cooperation with one another, prepare and file any required Notification and Report Forms under the HSR Act and furnish all information required in connection therewith.

                  4.3.3. Lender Consent. No later than fifteen (15) business days after the date hereof, Seller and Buyer shall prepare and submit documentation reasonably required to obtain the Lender Consent and furnish all information required in connection therewith. All commercially reasonable costs and expenses (other than Seller's own legal and accounting costs) associated with obtaining the Lender Consent shall be borne by Buyer.

                  4.3.4. Copies of Regulatory Filings and Correspondence. Except to the extent prohibited by Requirements of Law, Seller and Buyer shall provide to each other copies of all filings and material correspondence with respect to the filings and consents described in this Section 4.3.

                  4.3.5. Confidentiality. Other than pursuant to mutually agreed upon public communications for investors, neither Seller, its agents or their respective Affiliates nor Buyer, its agents or their respective Affiliates shall at any time prior to the Closing Date disclose to the public (by public statement or release or otherwise) or to any third party the fact that Seller and Buyer are contemplating the transactions contemplated by this Agreement, the existence of this Agreement or any of the transactions contemplated by this Agreement, or any of the terms and conditions of this Agreement or any of the transactions contemplated by this Agreement except:

                           (a) as required by applicable law or the rules of any
relevant stock exchange, by order or decree of a court or other Governmental Authority having jurisdiction over such party, or in connection with such party's or its Affiliate's enforcement of any rights it may have at law or equity or as requested by any Governmental Authority in connection with any review or approval of, or consent to, the transactions contemplated by this Agreement;

                           (b) on a "need-to-know" basis to Persons within such
party's or the Partnership's organization, or outside of such party's organization such as attorneys, accountants, bankers, financial advisors, service providers and other consultants who may be assisting such party in connection with the transactions contemplated hereby and who agree to be bound by the nondisclosure obligations of this Section 4.3.5;

                           (c) as expressly required by this Agreement or as is
reasonably necessary in connection with obtaining any Third Party Consent to the transactions contemplated by this Agreement;

                           (d) with the express prior written consent of the
other party, which shall not be unreasonably withheld; or

                           (e) after such information has become publicly
available without breach of this Agreement.

                  Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 4.3.5 shall survive indefinitely. Seller and Buyer specifically acknowledge and agree that the remedy at law for any breach of the provisions of this Section 4.3.5 will be inadequate and that each party, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages in the event of any breach or threatened breach of the provisions of this Section 4.3.5 by the other party or such other party's Affiliates or agents. Buyer and Seller acknowledge that Seller is required to disclose the existence and terms of this Agreement under paragraph (a) of this Section; provided, that unless expressly ordered by a Governmental Authority, Seller will not disclose the Exhibits and Schedules to this Agreement.

                  4.3.6. Other Regulatory Requirements. Seller and Buyer agree to cooperate with each other in connection with either's efforts to satisfy applicable regulatory requirements in connection with the transactions contemplated by this Agreement, each at its own cost and expense except as expressly provided otherwise in this Agreement.

         4.4      OTHER COVENANTS OF THE PARTIES.

                  4.4.1.   Update of Disclosure.

                           (a) Prior to Closing, each Party shall promptly
notify the others in writing of: (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by a Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in a Party's Schedules or the Partnership Status Report; (iv) any material breach of any covenant or obligation; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article V impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect. No notification given pursuant to this Section 4.4.1(a) shall limit or otherwise affect (i) any representations, warranties, covenants or obligations of a Party contained in this Agreement or (ii) any rights of any other Party with respect to any inaccuracy or breach of such representations, warranties, covenants or obligations contained in this Agreement.

                           (b) If any event, condition, fact or circumstance
that is required to be disclosed pursuant to Section 4.4.1(a) requires any change in the Party's Schedules or the Partnership Status Report, or if any such event, condition, fact or circumstance would require such a change assuming the Party's Schedule or the Partnership Status Report was dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Party responsible for such disclosure shall promptly deliver to the other Parties an update to the Party's Schedules or the Partnership Status Report specifying such change. It is understood and agreed that any event, condition, fact or circumstance occurring or discovered after the date of this Agreement that would, in the ordinary course of conducting the business of the Partnership, be and is reported to the Partners' representatives on the Partnership's management committee shall be deemed discovered by the Partners equally upon such mutual disclosure irrespective of the Partner that actually discovers and discloses the same pursuant to this provision. Except as expressly permitted in Section 4.4.1(c), no update pursuant to this provision shall be deemed to supplement or amend a Party's Schedules or the Partnership Status Report for the purpose of (i) determining the accuracy of any of the representations and warranties made in this Agreement, or (ii) determining whether any of the conditions set forth in Article V has been satisfied, nor shall such update affect any rights of any other Party with respect to any inaccuracy or breach of such representations, warranties, covenants or obligations contained in this Agreement.

                           (c) To the extent the Partnership takes on new
obligations or terminates existing obligations in the ordinary course of business and in accordance with the terms and conditions of this Agreement through the Closing Date, the Partners shall disclose such matters in updates of applicable Schedules from time to time, and such adjustments to Schedules shall not be deemed a breach of any representation or warranty contained herein.

                  4.4.2. Partnership Indebtedness to Seller and Seller's Affiliates. At least five (5) business days prior to the Closing Date, Seller shall have delivered to the Partnership and Buyer written documentation of all outstanding indebtedness of the Partnership referred to in Section 5.2.5, including under the Master Services Agreement, with proper documentation in support thereof. Upon payments at Closing pursuant Section 5.2.5, Seller, for itself and its Affiliates, releases all Claims against the Partnership on account of goods, services and any advance payments made on behalf of the Partnership by Seller or its Affiliates prior Closing.

                  4.4.3. Effect on Other Agreements. Except as expressly provided, arising or contemplated under this Agreement or the Master Services Termination Agreement, the Parties mutually release each other from any and all Claims arising out of the Partnership.

                  4.4.4. Billing System.

                           (a) Provided the Lender Consent has been given, and
subject to a delay in the transfer of any Billing System Agreement as contemplated in Sections 4.4.4(b) and (c), at Closing, the VS General Partner and Buyer shall cause the Partnership to sell, transfer, assign and convey all of the right, title and interest of the Partnership in and to the Billing System to Seller or its designated Affiliate, and Seller shall assume all obligations and liabilities of the Partnership with respect to the Billing System as of and after the Closing Date. During the Transition Period, Seller and its Affiliates will utilize the Billing System to provide the Partnership billing related services as required under the Transition Services Agreement.

                           (b) Subject to the next sentence, Seller shall obtain
on or before Closing all necessary Third Party Consents to effectuate the assignment of the Billing System Agreements. If the Partnership is not permitted to assign any Billing System Agreements because Third Party Consents have not been obtained by or denied to Seller by the Closing Date, a portion of the Purchase Price equal to an amount reasonably required to cover the obligations and liabilities of the Partnership arising under the pertinent Billing System Agreement on and after the Closing Date shall be deposited in an escrow account at Closing (the "Billing System Escrow"). The Partnership shall be entitled to disbursement from the Billing System Escrow to pay all obligations arising under any such Billing System Agreement.

                           (c) If at the end of the Transition Period, Seller
has still not obtained the necessary Third Party Consents to effectuate the Partnership's assignment of any or all of the Billing System Agreements, the Partnership shall be entitled to terminate any such Billing System Agreement and receive disbursements from the Billing System Escrow to cover liabilities arising therefrom. If on or before the end of the Transition Period Seller obtains the necessary Third Party Consent to effectuate the Partnership's assignment of a Billing System Agreement, the Partnership and Seller shall execute and deliver a Billing System Assignment and Assumption and that portion of the Billing System Escrow remaining and relating thereto shall be disbursed to Seller.

                           (d) The Partners and Seller acknowledge and agree
that Seller currently is the vendee under Billing System Agreements with Oracle, Inc. (the "Oracle Agreements"). Seller has obtained consent to assign the Oracle Agreements to the Partnership. In lieu of assigning the Oracle Agreements to the Partnership and then re-assigning the Oracle Agreements back to Seller as provided in Sections 4.4.4(a) and (b), Seller shall retain the Oracle Agreements pending Closing. If Closing does not occur or this Agreement is terminated, on or before the Outside Date, Seller shall assign the Oracle Agreements to the Partnership.

                           (e) Notwithstanding anything to the contrary in this
Agreement, Seller shall be solely responsible for all obligations and liabilities of the Partnership arising from or relating to Phase II under and as defined in the Billing System Agreement with LHS Communications Systems, Inc. d/b/a Sema Group Telecoms (the "Sema Agreement"), whether incurred or arising prior to, on or after Closing (the "Phase II Obligations"). The Purchase Price shall be adjusted and/or escrow provided as required in Section 4.4.4(b), as applicable, with respect to the Phase II Obligations. Seller shall be entitled to negotiate and amend the Sema Agreement with regard to the Phase II Obligations so long as the Partnership's use of the Billing System (including by virtue of billing services to be provided under the Transition Services Agreement) is not affected prior to the end of the Transition Period.

                  4.4.5. Cooperation. The Parties shall cooperate with each other and use commercially reasonable efforts to cause all of the conditions to the respective obligations of each of the Parties under this Agreement to be satisfied on or prior to the Closing Date.

                                    ARTICLE V
                         CONDITIONS PRECEDENT TO CLOSING

         5.1      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

                  All obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by Buyer:

                  5.1.1. Representations and Warranties True as of Closing. All of the representations and warranties of Seller, including in its capacity as a Partner, and D&E Guarantor contained in this Agreement shall have been true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date, other than any such representations and warranties expressly made as of only a specified date, which shall be true and correct as of such date.

                  5.1.2. Compliance Matters. Seller, including in its capacity as a Partner, and D&E Guarantor shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                  5.1.3. Closing Certificate. Buyer shall have received a certificate from an authorized officer of Seller and of D&E Guarantor, dated the Closing Date, certifying that the conditions specified in Sections 5.1.1 and
5.1.2 have been fulfilled.

                  5.1.4. Authorization Documents. Buyer shall have received copies of the resolutions of Seller's and D&E Guarantor's Board of Directors authorizing this Agreement and the transactions contemplated hereby, and Buyer shall have received a certificate dated as of the Closing Date to that effect signed by the respective Secretaries of Seller and D&E Guarantor.

                  5.1.5. Good Standing Certificate. Buyer shall have received a copy of the Articles of Incorporation of Seller and D&E Guarantor certified by the Secretary of the State of the respective jurisdiction of Seller's and D&E Guarantor's incorporation, Seller's and D&E Guarantor's By-Laws and a Good Standing Certificate of Seller and D&E Guarantor dated within ten (10) days of the Closing Date issued by the respective Secretaries of the State of the jurisdiction of Seller's and D&E Guarantor's incorporation.

                  5.1.6. No Material Adverse Effect. Since the date of the Current Balance Sheet there has not occurred any Material Adverse Effect.

                  5.1.7. Opinions of Seller's Counsel. Seller shall have delivered to Buyer an opinion of Seller's counsel, Stevens & Lee, dated the Closing Date, in the form attached hereto as Exhibit A-1 and an opinion of Seller's FCC counsel, Akin, Gump, Strauss, Hauer & Feld LLP, dated the Closing Date, as to FCC-related matters regarding the Partnership Authorizations and the Governmental Consents substantially in the form attached hereto as Exhibit A-2.

                  5.1.8. Consents. The Governmental Consents and Third Party Consents necessary for the consummation by Buyer of the transactions contemplated by this Agreement shall have been obtained, subject to the provisions of Section 4.4.4(b).

                  5.1.9. Interest Transferred at Closing. Seller shall deliver to Buyer the Interest free and clear of all Liens. If the Interest is evidenced by a certificate or certificates, Seller shall deliver such certificates or certificates representing the Interest, duly endorsed in blank.

                  5.1.10. [RESERVED].

                  5.1.11. Operational Sites. All of the Operational Sites, and all of the Development Sites which become operational after the date hereof, shall be fully operational.

                  5.1.12. Affiliate Debt. All indebtedness of Seller or its Affiliates to the Partnership shall have been repaid to the Partnership in full.

                  5.1.13. Resignation of Management Committee. All members of the Partnership's management committee who have been appointed by Seller shall have tendered their resignations, effective as of the Closing Date.

                  5.1.14. Transaction Documents and Other Agreements. Each of the Transaction Documents and any other documents, certificates, affidavits or other instruments reasonably requested by Buyer or Buyer's counsel or necessary for the consummation of the transactions contemplated hereby shall be executed and delivered by Seller, and Seller shall have executed and delivered all documents delivered in Section 7.2.1.

         5.2      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

                  All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by Seller:

                  5.2.1. Representations and Warranties True as of Closing. All of the representations and warranties of Buyer contained in this Agreement shall have been true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date.

                  5.2.2. Compliance with this Agreement. Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  5.2.3. Closing Certificate. Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, certifying that the conditions specified in Section 5.2.1 and 5.2.2 have been fulfilled.

                  5.2.4. Purchase Price Delivery. Buyer shall have delivered the Purchase Price, adjusted in accordance with Article II.

                  5.2.5. Affiliate Payments. On the Closing Date, all indebtedness of the Partnership to Seller or any Seller Affiliate referenced in
Schedule 5.2.5, upon proper documentation as required under Section 4.4.2, shall have been repaid in full.

                  5.2.6. Transfer Documents and Other Agreements. Each of the Transaction Documents and any other documents, certificates, affidavits or other instruments reasonably requested by Seller or Seller's counsel or necessary for the consummation of the transactions contemplated hereby shall be executed and delivered by Buyer, and Buyer shall have executed and delivered all documents required to be delivered in Section 7.2.2.

                  5.2.7. Authorization Documents. Seller shall have received copies of the resolutions of Buyer's Board of Directors authorizing this Agreement and the transactions contemplated hereby, and Seller shall have received a certificate dated as of the Closing Date to that effect signed by the Secretary of Buyer.

                  5.2.8. Buyer's Opinion. Buyer shall have delivered an opinion of its in-house counsel, dated the Closing Date, in the form attached hereto as Exhibit A-3.

         5.3      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND SELLER.

                  All obligations of Buyer and Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                  5.3.1. Regulatory and Other Approvals. All required approvals from the FCC of the FCC Applications shall have been obtained free of any special conditions and shall have become a Final Order, unless finality is waived by Buyer.

                  5.3.2. Expiration of HSR Act Waiting Period. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated without action by a Governmental Authority having jurisdiction to disapprove such transactions.

                  5.3.3. Credit Facility. Lender shall have agreed in writing to release Seller and all of its Affiliates and substitute Buyer with respect to all obligations of Seller or any of its Affiliates under the Credit Facility, inclusive of Seller's obligations as a Partner of the Partnership and to permit the Partnership to transfer the Billing System in accordance with Section 4.4.4., free and clear of the Lien of the Credit Facility (collectively, the "Lender Consent").

                  5.3.4. No Pending Governmental Litigation. On the Closing Date, no suit, action or other proceeding brought by any Governmental Authority shall be pending in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 GENERAL INDEMNIFICATION OBLIGATION OF SELLER AND D&E GUARANTOR.

                  Seller and D&E Guarantor shall, jointly and severally, reimburse, indemnify and hold harmless Buyer, its Affiliates, and their respective directors, managers, officers, agents, employees, successors and assigns (each, a "Buyer Indemnitee"), from, against and in respect of:

                  6.1.1. Full Indemnity. Any and all damages, losses, deficiencies, liabilities, costs, Taxes, and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") incurred or suffered by any Buyer Indemnitee, whether or not involving a third-party claim, that result from, relate to or arise out of:

                           (a) the Interest that arise or relate to any period
before the Closing Date;

                           (b) any misrepresentation, breach of warranty or
nonfulfillment of any agreement or covenant on the part of Seller, other than in its capacity as a Partner, and D&E Guarantor under this Agreement or the Transaction Documents, or any misrepresentation in or omission from any certificate, schedule, exhibit, document or instrument furnished to Buyer by

Seller or D&E Guarantor pursuant hereto or thereto, or in connection with the execution or performance of this Agreement (including the Schedules hereto related to Seller, other than in its capacity as a Partner, and D&E Guarantor and the certificate delivered pursuant to Section 5.1.3. hereof);

                           (c) any representation or warranty of Seller, other
than in its capacity as a Partner, and D&E Guarantor contained in this Agreement and the Schedules hereto related to Seller, other than in its capacity as a Partner, and D&E Guarantor (other than any representation or warranty that is expressly made as of only a specified date prior to the date of this Agreement) not being true and correct as of the Closing Date as if made as of the Closing Date (without giving effect to any update or supplement to the Schedules to this Agreement);

                           (d) any brokerage fees due from Seller to any Person,
including those set forth on Schedule 3.1.5;

                           (e) a breach or termination of any Lease as a result
of the sale of the Interest to Buyer;

                           (f) any Billing System Agreement that arise or relate
to any period on or after the Closing Date, or with respect to the Phase II Obligations that arise or relate to any period prior to, on or after the Closing Date, whether or not involving the failure to obtain a Third Party Consent to assignment;


                  6.1.2. Full Knowledge-based Indemnities. Any and all Losses incurred or suffered by the Partnership, whether or not involving a third-party claim that result from, relate to or arise out of:

                           (a) the Partnership, the Wireless Business or the
Assets that arise or relate to any period before the Closing Date if, prior to the Closing Date, Seller, and not the VS General Partner or Buyer, had Knowledge of such Losses or the events, facts or circumstances giving rise thereto;

                           (b) any misrepresentation, breach of warranty or
nonfulfillment of any agreement or covenant on the part of Seller, in its capacity as a Partner, under this Agreement or the Transaction Documents, or any misrepresentation in or omission from any certificate, schedule, exhibit, document or instrument furnished to Buyer by Seller, in its capacity as a Partner, pursuant hereto or thereto, or in connection with the execution or performance of this Agreement (including the Schedules hereto related to Seller, in its capacity as a Partner, and the certificate delivered pursuant to Section
5.1.3. hereof). This Section 6.1.2(b) is subject to the limitations set forth in
Section 6.1.4 with respect to any Senior Executive;

                           (c) any representation or warranty of Seller, in its
capacity as a Partner, contained in this Agreement and the Schedules hereto relating to Seller, in its capacity as a Partner, (other than any representation or warranty that is expressly made as of only a specified date prior to the date of this Agreement) not being true and correct as of the Closing Date as if made as of the Closing Date (without giving effect to any update or supplement to the Schedules to this Agreement other than updates required under this Agreement with respect to the D&E Leases and Development Sites);

                  6.1.3. Shared Knowledge-based Indemnities. Fifty percent
(50%) of any and all Losses incurred or suffered by the Partnership, whether or not involving a third party claim, that result from, relate to or arise out of the Partnership, the Wireless Business or the Assets that arise or relate to any period before the Closing Date and which are in addition to the Audited Closing Date Liabilities and Current Liabilities on the Closing Date, if prior to the Closing, (i) both Seller and the VS General Partner or Buyer had Knowledge, or
(ii) neither Seller nor the VS General Partner or Buyer had Knowledge, of such Losses or the events, facts or circumstances giving rise thereto;

                  6.1.4. Employment-Related Indemnities.

                           (a) Any and all Losses incurred or suffered by the
Partnership or any Buyer Indemnitee, whether or not involving a third-party claim that result from, relate to or arise out of:

                                    (i) the provision of, or any claims for,
severance payments or benefits to or by any current or former Workforce Member (including any beneficiary or dependent thereof), other than a Senior Executive, whose employment with Seller or any of its Affiliates is terminated prior to, as of or after the Closing Date, except any claims for severance payments or benefits to Transferred Employees after the Closing Date;

                                    (ii) the employment or engagement of any
current or former Workforce Member, other than a Senior Executive, for periods
(A) on or prior to the Closing Date, or (B) after the Closing Date for purposes of providing services to the Partnership during the Transition Period;

                                    (iii) any claims by a Senior Executive
relating to Workforce Plans or matters within the categories set forth in
Schedule 2.5.3;

                           (b) Except as provided in Section 6.1.4(a)(iii),
fifty percent (50%) of any and all Losses incurred or suffered by the Partnership, whether or not involving a third party claim, that result from, relate to or arise out of the provision of:

                                    (i) the provision of, or any claims for,
severance payments or benefits, including benefits under the LTIP (exclusive of those payments actually made under Section 2.5.2(b)), to or by any Senior Executive (including any beneficiary or dependent thereof) whose employment with Seller is terminated prior to, as of or after the Closing Date, except any claims for, severance payments or benefits to Transferred Employees after the Closing Date;

                                    (ii) the employment or engagement by Seller
of any Senior Executive for periods (A) on or prior to the Closing Date, or (B) after the Closing Date for purposes of providing services to the Partnership during the Transition Period (exclusive of those payments actually made under Section 2.5.2(b));

                           (c) Without limiting Seller's release under Section
4.4.2, and to the extent Seller is entitled to indemnification from the Partnership under the Master Services Agreement, as amended by the Master Services Termination Agreement, Section 6.1.4(a) shall not be construed as prohibiting Seller from seeking such indemnification under and pursuant to the Master Services Agreement, as so amended.

                  6.1.5. Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses incident to any of the foregoing or to the enforcement of this Section 6.1.

                  6.1.6. If a Claim for indemnity is covered by both Section
6.1.1 and Section 6.1.4(b), the provisions of Section 6.1.1 shall govern and control.

         6.2      GENERAL INDEMNIFICATION OBLIGATION OF BUYER.

                  Buyer shall reimburse, indemnify and hold harmless Seller, D&E Guarantor and their respective Affiliates, and their respective directors, managers, officers, agents, employees, successors and assigns (each, a "Seller Indemnitee"), from, against and in respect of:

                  6.2.1. Any and all Losses incurred or suffered by any Seller Indemnitee that result from, relate to or arise out of:

                           (a) the Partnership, the Wireless Business or the
Assets that arise or relate to any period before the Closing Date if the VS General Partner or Buyer, and not Seller, had Knowledge of such Losses, but not including any Losses described in Sections 6.1.4(a)(i) or 6.1.4(a)(ii);

                           (b) any misrepresentation, breach of warranty or
nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or the Transaction Documents, or any misrepresentation in or omission from any certificate, schedule, exhibit, document or instrument furnished to Seller pursuant hereto or thereto, or in connection with the execution or performance of this Agreement (including the Schedules hereto and the certificate delivered pursuant to Section 5.2.3 hereof);

                           (c) any representation or warranty of Buyer contained
in this Agreement (other than any representation or warranty that is expressly made as of only a specified date prior to the date of this Agreement) not being true and correct as of the Closing Date as if made as of the Closing Date;

                           (d) any brokerage fees due from Buyer to any Person;
and

                           (e) subject to Seller's obligations hereunder, any
and all actions, suits, claims, proceedings or investigations brought by a third party against any Seller Indemnitee that relate to the Partnership (including the Interest) to the extent that the event giving rise thereto occurred on or after the Closing Date; and

                  6.2.2. Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses incident to any of the foregoing or to the enforcement of this Section 6.2; and

                  6.2.3. (a) Fifty percent (50%) of any and all Losses incurred or suffered by Seller as a result of Seller being held responsible for one hundred percent (100%) of a third-party Claim for Losses that result from, relate to or arise out of the Partnership, the Wireless Business or the Assets that arise or relate to any period before the Closing Date and which are in addition to the Audited Closing Date Liabilities and Current Liabilities on the Closing Date, if prior to the Closing, (i) both Seller and the VS General Partner or Buyer had Knowledge, or (ii) neither Seller nor the VS General Partner or Buyer had Knowledge, of such Losses or the events, facts or circumstances giving rise thereto; but

                           (b) To the extent Partnership is entitled to
indemnification from Seller under the Master Services Termination Agreement,
Section 6.2.3(a) shall not be construed as prohibiting the Partnership from seeking such indemnification under and pursuant to the Master Services Termination Agreement.

         6.3      CLAIMS FOR LOSSES.

                  6.3.1. Claims for Losses caused by or arising out of a breach or inaccuracy of any representation or warranty under in this Agreement may be made only pursuant to Article VI hereof and only by written notice within the period provided for survival of such representation and warranty in Article III.

                  6.3.2. From and after the Closing, neither Buyer, D&E Guarantor nor Seller shall be liable for any Losses with respect to any breach or inaccuracy of any representation or warranty under this Agreement unless and until the total of all claims for Losses with respect thereto exceeds Two Hundred Fifty Thousand Dollars ($250,000), and then a party shall be liable for all such Losses in excess of such amount, but only up to an aggregate amount equal to the Purchase Price, as adjusted in accordance with this Agreement.

                  6.3.3. None of the limitations described in Section 6.3.2 shall be applicable to claims for Losses which are based on fraud, intentional misrepresentation or willful breach by Seller, D&E Guarantor, Buyer, or any Partner.

         6.4      INDEMNIFICATION PROCEDURE.

                  6.4.1. A Buyer Indemnitee or a Seller Indemnitee (individually, an "Indemnitee") shall give written notice (the "Claim Notice") of any claim for indemnification under this Article VI (a "Claim"), reasonably promptly after the assertion against an Indemnitee of any claim for a Loss by a third party (a "Third Party Claim") or, if such Claim is not in respect of a Third Party Claim, reasonably promptly after the discovery of facts on which the Indemnitee intends to base a Claim for indemnification pursuant to this Article VI; provided, however, that the failure or delay to so notify the indemnifying parties shall not relieve the indemnifying parties of any obligation or liability that the indemnifying parties may have to the Indemnitee except to the extent, and only to the extent, that the indemnifying party demonstrates that the indemnifying party's ability to defend or resolve such Claim is materially adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based (to the extent then known by the Indemnitee) and shall specify the amounts, and the basis for the determination of such amounts, which the Indemnitee intends to recover.

                  6.4.2. If, within ten (10) days after the delivery of a Claim Notice, the indemnifying party contests in writing to the Indemnitee that Losses identified in such Claim Notice constitute indemnifiable Claims (the "Contest Notice"), then the Indemnitee and the indemnifying parties, acting in good faith, shall attempt to reach agreement with respect to the contested portions of such Claims. Unless a Claim is contested within such 10-day period (meaning the Contest Notice is delivered on or prior to the 10th day after the delivery of the Claim Notice to which such Contest Notice relates), the indemnifying party shall, subject to the other terms of this Article VI, pay the amount of the Losses related to such Claim or the uncontested portion thereof. The indemnifying parties shall not object to any Claim unless (a) they believe in good faith that the Indemnitee is not entitled to be indemnified with respect to the Losses specified therein, or (b) they lack sufficient information to assess the validity or amount of the Claim. If the indemnifying parties object to a Claim on the basis that they lack sufficient information, they shall promptly request from the Indemnitee any additional information reasonably necessary for them to assess such Claim and the Indemnitee shall, to the extent the Indemnitee reasonably can, provide additional information reasonably requested. Upon receipt of such additional information, the indemnifying party shall review it as soon as reasonably practicable and notify the Indemnitee of any withdrawal or modification of the objection.

                  6.4.3. (a) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the indemnifying party shall have the right, upon written notice given to the Indemnitee within ten
(10) days after receipt of the Notice from the Indemnitee of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 6.4.3(b) shall govern; provided, however, that, notwithstanding the foregoing, Buyer may elect to assume the defense and handle any such Third Party Claim by providing notice to Seller stating the basis for such election if it determines in good faith that the resolution of such Third Party Claim could result in a Material Adverse Effect on Buyer, in which case the provisions of Section 6.4.4(b) hereof shall govern.

                           (b) The indemnifying party shall select counsel
reasonably acceptable to the Indemnitee in connection with conducting the defense or handling of such Third Party Claim, and the indemnifying party shall defend or handle the same in consultation with the Indemnitee and shall keep the Indemnitee timely apprised of the status of such Third Party Claim. The indemnifying party shall not, without the prior written consent of the Indemnitee, agree to a settlement of any Third Party Claim, unless (i) the settlement provides an unconditional release and discharge of the Indemnitee and
(ii) if Buyer is the Indemnitee, the indemnifying party has provided notice of the proposed settlement to Buyer and within 10 days after receipt of such notice, Buyer has not reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could reasonably result in a Material Adverse Effect on Buyer. The Indemnitee shall cooperate with the indemnifying parties and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

                  6.4.4. (a) If (i) the indemnifying party does not give written notice to the Indemnified Party pursuant to Section 6.4.3(a) within ten (10) days after the delivery of the Claim Notice from the Indemnitee of any Third Party Claim of the indemnifying party's election to assume the defense or handling of such Third Party Claim or (ii) Buyer elects to assume the defense or handling of the Third Party Claim pursuant to Section 6.4.3(a), the provisions of Section 6.4.4(b) shall govern.

                           (b) The Indemnitee may, at the indemnifying party's
expense (which shall be paid from time to time by the indemnifying party as such expenses are incurred by the Indemnitee), select counsel reasonably acceptable to the indemnifying party in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnitee shall keep the indemnifying parties timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, unless the settlement provides an unconditional release and discharge of the indemnifying parties. If the Indemnitee defends or handles such Third Party Claim, the indemnifying party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense and is otherwise relieved of its obligation under Section 6.4.3(a) if the election was made under
Section 6.4.3(a).

                  6.4.5. As used in this Section 6.4, the term Indemnitee shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnitee may be involved.

         6.5      PAYMENT.

                  6.5.1. Upon a determination of liability in respect of Article VI of this Agreement, the appropriate party shall pay the Indemnitee the amount so determined within 10 business days after the date of determination (such tenth business day, the "Due Date"). If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the indemnifying party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. Upon the payment in full of any claim, either by setoff or otherwise, the indemnifying party shall be subrogated to the rights of the Indemnitee against any Person with respect to the subject matter of such claim.

                  6.5.2. If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party shall pay the Indemnitee interest on the unpaid amount of the obligation for each day from the Due Date until payment in full, payable on demand, at a rate per annum equal to the "Prime Rate" set forth in the "Money Rates" table of The Wall Street Journal on the Due Date.

                  6.5.3. To the extent permitted by law, the parties agree in good faith to treat any indemnification payable pursuant to this Article VI as an adjustment to the Purchase Price for U.S. Federal income tax purposes.


                                   ARTICLE VII
                                     CLOSING

         7.1      CLOSING.

                  7.1.1. Unless this Agreement shall have been earlier terminated in accordance with the provisions of this Agreement, the closing under this Agreement (the "Closing") shall take place (a) at the Wayne, Pennsylvania offices of Saul Ewing LLP at 10:00 a.m. local time, on a date (the "Closing Date") not later than the fifth (5th) business day after the day on which the last condition precedent set forth in Article V (other than such other conditions precedent that are not capable of being satisfied until the Closing) is satisfied or waived, or (b) on such other date as may be mutually agreed upon in writing by the parties. If the Closing extends over more than one consecutive day, the Closing Date shall be the last day of the Closing.

         7.2      DELIVERIES AND PROCEEDINGS AT CLOSING.

                  At Closing and subject to the terms and conditions herein contained:

                  7.2.1. Deliveries by Seller. Seller shall deliver (or cause to be delivered) to Buyer the following documents, executed by all parties other than Buyer and its Affiliates:

                           (a) the Amendment to the Certificate of Limited
Partnership;

                           (b) the Assignment of the Interest;

                           (c) the New Switch Space Lease;

                           (d) the Assignment of the Management Fees;

                           (e) the Transition Services Agreement;

                           (f) the Billing System Bill of Sale;

                           (g) subject to Section 4.4.4(b), the Billing System
Assignment and Assumption;

                           (h) the other Transaction Documents and such other
instruments and documents of conveyance and transfer, duly executed by Seller and in a form reasonably satisfactory to Buyer, as shall be necessary and effective to transfer, convey and assign to, and vest in, Buyer all of Seller's right, title and interest in and to the Interest;

                           (i) to the extent in the possession or control of
Seller or its Affiliates, possession of the Assets, including agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, data bases (in whatever medium stored), price books and price lists, Inventory, customer and subscriber lists, supplier lists, sales records, files, correspondences, and other documents, books, records, papers, files, office supplies and data belonging to the Partnership which are part of the Assets;

                           (j) the Governmental Consents, Third Party Consents
and opinions of Seller's counsel, including FCC counsel;

                           (k) the Master Services Termination Agreement; and

                           (l) duplicate originals of all Severance Agreements
and releases obtained in connection with payment of severance or stay bonuses under Sections 2.5.1(e) and 2.5.1(f).

                  7.2.2. Deliveries by Buyer. Buyer shall deliver (or cause to be delivered) to Seller the Purchase Price, adjusted in accordance with Article II and the opinion of Buyer's in-house counsel.

                  7.2.3. Deliveries by the Partners. The Partners shall deliver, or cause to be delivered, the New Switch Space Lease, the Master Services Termination Agreement, the Transition Services Agreement, the Billing System Bill of Sale and, subject to Section 4.4.4(b), the Billing System Assignment and Assumption.

                  7.2.4. Other Deliveries. The parties shall deliver the Billing System Bill of Sale and the Billing System Assignment and Assumptions into escrow. The parties hereto shall also execute and deliver to each other the agreements, closing certificates and other documents and instruments reasonably required to be delivered pursuant to this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1      TERMINATION.

                  8.1.1. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:

                           (a) by mutual written consent of Seller and Buyer;

                           (b) by Seller, if there has been a material breach by
Buyer at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement or any Transaction Document that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Seller to Buyer or if assurances of cure reasonably acceptable to Seller are not provided in such period;

                           (c) by Buyer if there has been a material breach by
Seller at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement or any Transaction Document that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Buyer to Seller or if assurances of cure reasonably acceptable to Buyer are not provided in such period;

                           (d) by Buyer or Seller upon notice given to the other
if the Closing shall not have taken place on or before by 11:59 p.m., local time Philadelphia, PA, on October 16, 2002 (the "Outside Date"); provided that the right to terminate this Agreement under this Section 8.1.1(d) shall not be available to a party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

                           (e) by Buyer or Seller upon notice given to the other
if any Governmental Authority (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, as applicable, or shall have issued a final and nonappealable denial of a request to issue such order, decree, ruling or take such other action, which is necessary to fulfill the conditions set forth in Article V; provided, however, that the right to terminate this Agreement under this Section 8.1.1(e) shall not be available to any party whose failure to comply with Section 4.3 has been the cause of such action or inaction.

                  8.1.2. In the event of the termination of this Agreement as provided in Section 8.1.1, this Agreement shall forthwith become wholly void and of no further force and effect (except as set forth in this Section, Section
4.3.5 and Section 8.2). Notwithstanding the foregoing, nothing herein shall relieve a party from liability for any breach of the representations, warranties, covenants or agreements set forth in this Agreement where such breach has independently caused Losses to the other party hereto.

         8.2      EXPENSES.

                  Except as otherwise provided in this Agreement, Seller and Buyer shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

         8.3      CERTAIN TAX MATTERS.

                  8.3.1. Short Period Returns. Buyer and Seller acknowledge and agree that, pursuant to Section 708 of the Code, the Partnership will terminate for federal income tax purposes on the Closing Date and that all Partnership income, gain, loss, deduction and credit for the short taxable year of the Partnership that ends on the Closing Date shall be allocated to and among the partners of the Partnership in accordance with the applicable provisions of the Partnership Agreement. Subject to the provisions of this Agreement, Buyer shall, at Buyer's expense, cause the Partnership to prepare and file on or before the due date (including any extended due date) all Tax Returns that are required to be filed by the Partnership on or after the Closing Date, including the federal and all state and local income tax returns required to be filed by the Partnership for the short taxable year that ends on the Closing Date (the "Short Period

Returns"). Buyer shall cause all Short Period Returns to be prepared in a manner that is consistent with the tax accounting methods and principles that were used or adopted by the Partnership in its immediately preceding tax year to report its tax items to the relevant taxing body or Governmental Authority, except as otherwise expressly provided by this Agreement. To facilitate the preparation and filing of the Short Period Returns:

                           (a) Seller shall provide Buyer with all information
in Seller's possession or under Seller's control that is reasonably requested and required by Buyer in connection with the preparation and filing of the Short Period Returns; and

                           (b) Prior to filing, and at least thirty (30) days
prior to the due date (including extensions) for filing, a Short Period Return, Buyer shall submit to Seller a true and correct copy of such return as prepared by Buyer, so that Seller shall have sufficient time to conduct a reasonable review of such return prior to the due date (including extensions) and filing of such return. Seller shall have the right to review all work papers and procedures used to prepare each Short Period Return. If Seller, within ten (10) days after delivery of a Short Period Return to Seller for review, notifies Buyer in writing ("Seller's Objection Notice") that Seller objects to any item in such Short Period Return, Buyer and Seller shall proceed in good faith to resolve the dispute and, if they are unable to do so within ten (10) days after Seller gives the related Seller's Objection Notice, the disputed item shall be resolved by the Alternative Accountants in accordance with any applicable provisions of this Agreement. Upon resolution of all disputed items, the relevant Short Period Return shall be adjusted to reflect such resolution and shall be binding upon all parties to this Agreement without further adjustment. The costs, fees and expenses of the Alternative Accountants shall be borne equally by Seller and Buyer.

                  8.3.2. Tax Reporting. Following the execution of this Agreement, Seller and Buyer shall cooperate in good faith to prepare a written tax reporting schedule (the "Tax Reporting Schedule") setting forth their agreement as to (a) the agreed fair market value of the Billing System as of the Closing Date, or the manner in which such fair market value shall be determined,
(b) the agreed fair market value of the covenant not to compete described in
Section 8.6 and (c) the agreed fair market value, or the manner in which the Buyer and Seller shall determine the agreed fair market value, of the Assets held by the Partnership as of the Closing Date, including goodwill and going concern value. The Tax Reporting Schedule shall be prepared within ninety (90) days of this Agreement and shall be prepared in a manner consistent with the requirements of the Code and the regulations promulgated thereunder. If Buyer and Seller are unable to agree on the fair market value of any items (or the manner in which the fair market value of any items shall be determined) within such ninety-day period, the disputed valuation issues shall be resolved by a nationally recognized firm of valuation experts mutually agreed upon by Seller and Buyer, provided that if Seller and Buyer are not able to agree upon a nationally recognized firm of valuation experts, then they shall each report the value of the disputed items in accordance with the advice of their respective valuation experts. Unless otherwise mutually agreed in writing by Buyer and Seller, no Tax Return filed by the Partnership, Buyer, Seller or any of their respective Affiliates shall take any position which is inconsistent with the agreed fair market value of any items recorded on the Tax Reporting Schedule.

                  8.3.3. Pre-Closing Tax Periods. Seller shall promptly notify Buyer upon the receipt by Seller or any of its Affiliates, and Buyer shall promptly notify Seller upon the receipt by the Partnership or Buyer, or any of its or their Affiliates, of notice of any actual, proposed, threatened or pending examination or audit of any Tax Return or Tax matter of or relating to the Partnership for any Pre-Closing Tax Period or other taxable period of the Partnership with respect to which the other party, or any of its Affiliates, may have any liability or obligation, or be subject to any adjustment, whether at law or pursuant to this Agreement. Seller and Buyer agree to cooperate, and to cause their respective Affiliates to cooperate, in each case at their own cost and expense, in the conduct of any such examination or audit, or any determination by any taxing body or Governmental Authority, in the production, preparation and filing of any documents or instruments arising out of any such examination, audit or determination, or in any contest of any assessment, notice or other adjustment or proposed adjustment of any Tax item for any such taxable period. In the event of any dispute or disagreement between Seller (or any of its Affiliates) and Buyer (or any of its Affiliates), such parties shall proceed in good faith to resolve the dispute and, if they are unable to do so within ten
(10) days of the receipt by a party of written notice from the other or another party of a reasonable description of and the basis for such dispute, the disputed item or matter shall be resolved by the Alternative Accountants in accordance with any applicable provisions of this Agreement. The costs, fees and expenses of the Alternative Accountants shall be borne equally by Seller and Buyer.

                  8.3.4. Books and Records. Buyer covenants and agrees that, to the extent within Buyer's control, Buyer shall retain all books and records of the Partnership that may be material to any Tax matters of or relating to the Partnership and its partners until the applicable period for adjustment or assessment under applicable law (giving effect to any extensions and waivers) has expired, and to abide and cause its and the Partnership's Affiliates to abide with all record retention agreements entered into with any taxing body or Governmental Authority.

         8.4      FURTHER ASSURANCES.

                  The Parties shall from time to time after the Closing Date, at the request of another Party, execute, acknowledge and deliver to such other party such other instruments of conveyance and transfer or assumption and will take such other actions and execute and deliver such other documents, certifications and further assurances as such other party may reasonably require in order to vest more effectively in such other party, or to put such other party more fully in possession of, the Interest to be transferred to it pursuant to the provisions of this Agreement or to effectuate the assumption of obligations hereunder. Each of the parties hereto will cooperate with the other and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Each of the parties will cause their respective Affiliates to comply with this Section to the extent necessary or desirable to fulfill the purposes thereof.

         8.5      ADDITIONAL POST-CLOSING CONFIDENTIALITY UNDERTAKINGS.

                  From and after the Closing Date, Seller shall not use or take any action whatsoever which would result in disclosure to any third party of any information about the Partnership Businesses or the Assets, provided that Seller shall not be required to maintain confidential any information which: (a) is in the published literature or known to the public prior to the date hereof or becomes published in the literature or known to the public after the date hereof through no fault of Seller; (b) is obtained from a third party which had the right to disclose such information;
(c) is subsequently disclosed or made public by Buyer or any of its Affiliates, or a Governmental Authority; or (d) is disclosable pursuant to a Requirement of Law.

         8.6      COVENANT NOT TO COMPETE.

                  8.6.1. Seller acknowledges that an important part of the consideration which Buyer will receive in connection with the transactions contemplated hereby is the goodwill and the confidential information of the Partnership. Seller and its Affiliates (other than the Partnership and the employees, officers, and directors of Seller and its Affiliates) (each a "Restricted Party") agree that none of them will (i) for a period of three (3) years after the Closing Date, directly or indirectly, alone or in association with any other Person other than Buyer, except for paging services, engage in the provision of mobile wireless communication services (the "Restricted Activity") in the York-Hanover, Harrisburg, Lancaster, or Reading Basic Trading Areas (the "Restricted Area"), or manage, exercise control of, or own, share in the earnings of or invest in the capital stock of, any Person engaged in the Restricted Activity in the Restricted Area (provided that the restrictions set forth in this Section 8.6.1 shall not be construed to prohibit the ownership by any Restricted Party of not more than 5% of any class of securities of any Person having a class of securities registered pursuant to the Securities Exchange Act of 1934), (ii) for a period of three (3) years after the Closing Date, solicit, advise or otherwise attempt to persuade any subscribers of the Partnership or Buyer to obtain mobile wireless communication services from any Person other than the Partnership or Buyer, or (iii) for a period of three (3) years after the Closing Date induce or attempt to induce any officers, employees, representatives or agents of the Partnership or Buyer to leave the employ of or violate the terms of their contracts with the Partnership or Buyer.

                  8.6.2. The period of time during which a Restricted Party is prohibited from engaging in, causing or permitting certain activities pursuant to the terms of Section 8.6.1 shall be extended by the length of time during which such Restricted Party is in breach of any of the terms of Section 8.6.1.

                  8.6.3. The Restricted Parties acknowledge that the temporal and geographic limitations set forth in Section 8.6.1 are reasonable and necessary to protect the legitimate interests of Buyer and agree not to contest such limitations in any proceeding.

                  8.6.4. The invalidity of any one or more of the words, phrases, sentences or clauses contained in this Section 8.6 shall not affect the enforceability of the remaining portions of Section 8.6. If one or more of the words, phrases, sentences or clauses contained in this Section 8.6 shall be invalid, this Section 8.6 shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences or clause or clauses had not been inserted, and if such invalidity should be caused by the length of any period of time or the size of any areas set forth in Section 8.6, such period of time or such area, or both, shall, without need of further action by any party hereto, be deemed to be reduced to a period or area that will cure such invalidity.

                  8.6.5. The Restricted Parties further acknowledge that their failure to comply with any of the provisions of this Section 8.6 will result in irreparable injury and continuing damage to Buyer for which there will be no adequate remedy at law and that, in the event of a failure of a Restricted Party so to comply, Buyer shall be entitled to preliminary and permanent injunctive relief as may be proper and necessary to ensure compliance with all of the provisions of this Section 8.6 without having to prove actual damages or to post a bond.

                  8.6.6. Notwithstanding the provisions of Sections 8.6.1 through 8.6.5, in the event that any Restricted Party acquires an interest in a Person that is engaged in the Restricted Activity in the Restricted Area, such Restricted Party shall not be deemed to be in violation of this Section 8.6 in the event the Restricted Party divests its interest in such Person or ceases such Restricted Activity in the Restricted Area within 240 days after the Restricted Party acquires such interest. Furthermore, if any Restricted Party is acquired by a Person that is engaged in the Restricted Activity in the Restricted Area and the revenues of such Person from the Restricted Activity constitute less than ten percent (10%) of the consolidated revenues of such Person, then the provisions of Section 8.6.1 shall not apply to such Person.

                  8.6.7. Buyer acknowledges that Seller and its Affiliates are, and shall continue to be, engaged in providing a wide range of telecommunication services within, and outside of, the Restricted Area, including but not limited to landline voice and data communications services, fixed (not mobile) wireless voice and data communications services, paging services, Internet services (which may be accessed on a fixed, mobile, wireline or wireless basis), and telecommunications systems design and installation. None of the foregoing shall constitute a Restricted Activity or otherwise be deemed to be prohibited or restricted even though some or all of the foregoing may be substituted for, or competitive with, the provision of mobile wireless communications services. Further, nothing herein shall be deemed to restrict or prohibit Seller or its Affiliates from entering into marketing arrangements with other providers of mobile wireless telecommunications services.

                  8.6.8. Except for the Transferred Employees, Buyer and its Affiliates agree that for a period of two (2) years after the Transition Period, none of them will induce or attempt to induce any officers, employees, representatives or agents of Seller or any of its Affiliates to leave the employ of or violate the terms of their contracts with the Seller or any of its Affiliates.

         8.7      TRANSITION PERIOD SERVICES.

                  During the Transition Period, Seller shall, and shall cause its personnel to, assist Buyer and its personnel as necessary to facilitate the transition from Seller to the Partnership of various activities and services relating to the Assets and the Wireless Business performed by Seller prior to the Closing under the Master Services Agreement, including transferring account information, forwarding invoices, printing bills, mailing bills and facilitating cut-overs to the existing network and systems of Buyer and/or its Affiliates and such other of the services as are more specifically set forth in and in accordance with the Transition Services Agreement.

         8.8      CONTENTS OF AGREEMENT.

                  This Agreement, including its Preamble, Recitals, Annex, Schedules and Exhibits, which are specifically incorporated herein by this reference, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all previous agreements and understandings, oral or written, between or among the parties regarding the transactions contemplated hereby. No amendment, modification or discharge of this Agreement shall be void or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification or discharge is sought.

         8.9      ASSIGNMENT AND BINDING EFFECT.

                  This Agreement may not be assigned prior to the Closing by Seller or by Buyer without the prior written consent of the other; provided, that notwithstanding anything to the contrary herein Buyer shall have the right to assign this Agreement, and/or any rights or obligations hereunder, to an Affiliate without Seller's consent. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.10 WAIVER.

                  No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances. No failure to exercise, and no delay in exercising, by any party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

         8.11 NOTICES.

                  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given upon receipt or refusal only if delivered personally or sent by registered or certified mail or by Federal Express or other overnight mail service, postage prepaid, or by telefacsimile, with written confirmation to follow, as follows:

                  If to Seller, to:

                           D&E Wireless, Inc.
                           124 East Main Street
                           Ephrata, PA  17522
                           Attention:  G. William Ruhl
                           Facsimile Number:  (717) 733-7461

                  With a required copy to:

                           Stevens & Lee
                           25 North Queen Street
                           Suite 602
                           Lancaster, PA  17603
                           Attention:  Clinton W. Kemp, Esquire
                           Facsimile Number:  (717) 394-7726

                  If to Buyer, to:

                           VoiceStream Wireless Corporation
                           12920 S.E. 38th Street
                           Bellevue, WA 98006
                           Attention:  Michael Goo
                           Facsimile Number: (425) 378-6370

                  With a required copy to:

                           Saul Ewing LLP
                           1200 Liberty Ridge Drive, Suite 200
                           Wayne, PA 19087-5055
                           Attention:  Nancy S. Cleveland, Esquire
                           Facsimile Number: (610) 408-4403

or to such other address or facsimile numbers as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

         8.12 REMEDIES.

                  The parties acknowledge and agree that the Interest is unique and that, prior to Closing, remedies at law, including monetary damages, will be inadequate in the event of a breach by Seller in the performance of its obligations under this Agreement. Accordingly, the parties agree that in the event of any such breach, prior to Closing, Buyer shall be entitled to such specific performance of Seller's obligations under this Agreement. The foregoing shall not be deemed to be or construed as a waiver, election or limitation of remedies by Buyer and Buyer expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by Seller under this Agreement prior to Closing.

         8.13 KNOWLEDGE.

                  (a) A Person will be deemed to have "Knowledge" or "knowledge" of a particular fact or other matter if:

                           (i) such Person is actually aware of such fact or
other matter; or

                           (ii) such Person has conducted or, given the facts
and circumstances, reasonably should have conducted an investigation concerning the existence of such fact or other matter, so that such Person could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting the investigation; provided that the Partners shall have no obligation to investigate matters outside the scope of the Partnership Status Report.

                  (b) A Person (other than an individual) shall be deemed to have Knowledge of a particular fact or matter if any of the individuals listed on Schedule 8.13 for that Person had Knowledge of such fact or matter.

         8.14 APPLICABLE LAW: CONSENT TO JURISDICTION.

                  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to Pennsylvania's laws and principles regarding the conflict of laws. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the Commonwealth of Pennsylvania or any Pennsylvania state court in connection with any dispute that arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the Commonwealth of Pennsylvania or a Pennsylvania state court unless venue would not be proper under rules applicable in such courts.

         8.15 NO BENEFIT TO OTHERS.

                  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VI hereof, the other indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

         8.16 HEADINGS.

                  All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         8.17 SEVERABILITY.

                  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

         8.18 COUNTERPARTS.

                  This Agreement maybe executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Original signatures transmitted by facsimile shall be acceptable for purposes of executing this Agreement. If original signatures are transmitted by facsimile, the parties hereto shall endeavor in good faith to deliver to each other executed counterpart originals within ten (10) days of execution. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         8.19 RULES OF CONSTRUCTION.

                  The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party's role in drafting this Agreement.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

                                        D&E WIRELESS, INC., AS SELLER AND IN
                                        ITS CAPACITY AS PARTNER


                                        By:   /s/ W. Garth Sprecher
                                            Name: W. Garth Sprecher
                                            Title: Pres. & C.E.O.

                                        VOICESTREAM PA II, LLC, AS GPI
                                        BUYER AND IN ITS CAPACITY AS VS
                                        GENERAL PARTNER


                                        By:   /s/ Dirk Mosa
                                            Name: Dirk Mosa
                                            Title: V.P. Corporate Development

                                        VOICESTREAM PA I, LLC, IN ITS
                                        CAPACITY AS LPI BUYER

                                        By:   /s/ Dirk Mosa
                                             Name: Dirk Mosa
                                            Title: V.P. Corporate Development

                                        D&E COMMUNICATIONS, INC.

                                        By:   /s/ Anne B. Sweigart
                                            Name: Anne B. Sweigart
                                            Title: Chairman, Pres. & C.E.O.

                                LIST OF SCHEDULES

Schedule I                   [Reserved]
Schedule II                  FF&E Used in Wireless Business
Schedule III                 Billing System
Schedule 2.2                 Long-Term Liabilities
Schedule 2.5.1(a)            Workforce Members
Schedule 2.5.1(g)            Workforce Members to whom Seller May Offer
                              Employment
Schedule 2.5.2               Senior Executives
Schedule 2.5.3               Workforce Reimbursement Calculation
Schedule 3.1.3               Governmental Consents and Third Party Consents
Schedule 3.1.5               Seller's Brokers; Fees
Schedule 3.1.6               Labor Relations
Schedule 3.1.7(a)            Description of Workforce Plans
Schedule 3.1.8               Related Transactions
Schedule 4.1.6               D&E Leases
Schedule 5.2.5               Indebtedness to Seller or Seller's Affiliates
Schedule 8.13                Persons With Knowledge


                                  Schedules - i

                       LIST OF EXHIBITS

Exhibit A-1       Form of Opinion of Seller's Counsel
Exhibit A-2       Form of Opinion of FCC Counsel
Exhibit A-3       Form of Opinion of Buyer's In-House Counsel
Exhibit B         Form of Assignment of the Interest
Exhibit C         Form of New Switch Space Lease
Exhibit D         Form of Assignment of Management Fees
Exhibit E         Form of Master Services Termination Agreement
Exhibit F         Form of Billing System Bill of Sale
Exhibit G         Form of Billing System Assignment and Assumption
Exhibit H         Partnership Status Report
Exhibit I         Form of Transition Services Agreement
Exhibit J         Form of Severance Agreement
Exhibit K         Form of Stay Bonus Program

                                    ANNEX I

     "Advance Payments" means payments with respect to the Assets made by the Partnership for goods or services prior to the Closing Date where such goods or services are not fully used or received by the Partnership as of the Closing Date, including prepaid license fees and rent, prepaid insurance, prepaid Taxes and prepaid advertising.

     "Affiliate" or "affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

     "Agreement" means the Partnership Interest Purchase Agreement, this Annex, and all Schedules and Exhibits to the Partnership Interest Purchase Agreement, as amended, modified or supplemented from time to time in accordance with the terms hereof.

     "Alternative Accountants" shall mean an accounting firm of recognized national standing, other than an accounting firm that regularly audits the annual financial statements of any of the parties to this Agreement, or any of its or their Affiliates, which is mutually designated or consented to in writing by Seller and Buyer within three (3) business days following the receipt by either Seller or Buyer of the written request of the other to designate or consent to the designation of an Alternative Accountant; or, in default of such mutual designation or consent within the time allowed, an accounting firm of recognized national standing, other than an accounting firm that regularly audits the financial statements of any of the parties to this Agreement, or any of its or their Affiliates, chosen by Seller and Buyer by lot.

     "Approved Budget" means the current budget of the Partnership approved by the management committee of the Partnership.

     "Amendment to the Certificate of Limited Partnership" means a document, in form and substance reasonably satisfactory to the Parties, duly executed by Seller and Buyer, and dated the Closing Date, evidencing Seller's withdrawal from and Buyer's admission to the Partnership as a general and limited partner.

     "Assets" means all assets, properties and rights, whether or not any of the Assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in the books or financial statements of the Partnership including:

         a.   all Partnership Authorizations;
         b.   all Leases;
         c.   all Improvements;
         d.   all Contracts;
         e.   all FF&E;

         f. all notes and other accounts receivable due from any Person, whether billed or unbilled (including all proceeds of such receivables), generated in the conduct of the Wireless Business;
         g.   all Advance Payments and Deposits;
         h.   all Inventory;
         i. all information (including all of the Partnership's rights to use such information), including subscriber billing and payment history, files, records, including call records and equipment maintenance and alarm records, books of account, data, telephone numbers (including numbers used for PCS services), access codes, routing, point and unlock codes, plans, subscriber and supplier lists and other similar items used in or relating to the Wireless Business, including in whatever medium stored;
         j. cash, cash equivalents, marketable securities and bonds (including, with respect to each, whether on hand or in financial institutions);
         k. claims under insurance policies and for refunds and/or credits for Taxes;
         l. the minute books, company record books and Tax Returns of the Partnership and all other records, documents, plans or files; and
         m.   the Partnership's Intellectual Property.

     "Assignment of the Interest" means an assignment of all of Seller's right, title and interest in and to the Interest, in the form attached as Exhibit B, duly executed by Seller and dated the Closing Date.

     "Assignment of Management Fees" means an assignment of all of Seller's right, title and interest in and to Seller's accrued and unpaid Management Fees, in the form attached as Exhibit D, duly executed by Seller and dated the Closing Date.

     "Audited Closing Date Liabilities" is defined in Section 2.2.2.

     "Audited Working Capital" is defined in Section 2.2.2.

     "Authorizations" means, as to any Person, all licenses, permits, franchises, orders, approvals, concessions, registrations, qualifications, certificates of occupancy and other authorizations with or under all federal, state, local or foreign laws and Governmental Authorities and all industry or other nongovernmental self-regulatory organizations that are issued to such Person.

     "Billing System" means the equipment and agreements listed in Schedule
III.

     "Billing System Agreements" means those agreements included in the Billing System.

     "Billing System Assignment and Assumption" means an assignment and assumption of all of the Partnership's right, title and interest in and to the Billing System Agreement(s), in the form attached as Exhibit G, duly executed by the Partnership and Seller and dated the Closing Date.

     "Billing System Bill of Sale" means a bill of sale transferring of all of the Partnership's right, title and interest in and to the Billing System, other than the Billing System Agreements, in the form attached as Exhibit F, duly executed by the Partnership and Seller and dated the Closing Date.

     "Billing System Escrow" is defined in Section 4.4.4(b).

     "BTA" means Basic Trading Area.

     "Buyer" is defined in the Preamble hereof.

     "Buyer Indemnitee" is defined in Section 6.1.

     "CERCLA" means Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.Section 9601 et seq.

     "Claim" is defined in Section 6.4.1.

     "Claim Notice" is defined in Section 6.4.1.

     "Closing" is defined in Section 7.1.

     "Closing Date" is defined in Section 7.1.

     "Closing Date Balance Sheet" is defined in Section 2.2.2.

     "COBRA" is defined in Section 2.5.1(d).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contest Notice" is defined in Section 6.4.2.

     "Contracts" is defined in Section 3 of the Partnership Status Report.

     "Credit Facility" means that certain credit agreement, dated as of May 17, 2000, by and among PNC Bank, N.A., the Several Lenders From Time to Time Parties Thereto and the Partnership, as amended by that First Amendment, dated as of August 11, 2000, that Second Amendment, dated as of October 10, 2000 and that Waiver and Third Amendment, dated as of March 14, 2001.

     "Current Assets" mean the total amount of (i) all accounts receivable, whether billed or unbilled, net of a reserve for collectibility that is consistent with past practice, (ii) all Inventory, (iii) all Deposits and Advance Payments, and (iv) all cash and cash equivalents, all determined in accordance with GAAP.

     "Current Balance Sheet" is defined in Section 13 of the Partnership Status Report.

     "Current Liabilities" mean the total amount of (i) all accounts payable which were incurred in the ordinary course of business, (ii) all Customer Deposits, (iii) all Customer Prepayments, and (iv) all accrued expenses which were incurred in the ordinary course of business (other than deferred Management
Fees), all determined in accordance with GAAP.

     "Customer Deposits" means deposits with respect to the Assets received by the Partnership from customers and subscribers prior to the Closing Date, including deposits by customers whose creditworthiness require payments in advance.

     "Customer Prepayments" means payments with respect to the Assets received by the Partnership for goods or services from customers and subscribers where such goods or services are not fully delivered or performed by the Partnership as of the Closing Date, including advance payments for debit cards for a specified number of minutes.

     "D&E Guarantor" is defined in the Preamble hereof.

     "D&E Lease" is defined in Section 4.1.6.

     "D&E Telco" means Denver and Ephrata Telephone and Telegraph Company.

     "Deposits" means deposits with respect to the Assets paid by the Partnership to third parties prior to the Closing Date, including deposits with respect to use and occupancy rights of the Partnership.

     "Development Site" means all such premises listed in PSR Schedule 6(c) of the Partnership Status Report, which listing constitutes all real property the Partnership contemplates utilizing on the date hereof for cell sites pursuant to the Partnership's System development plan through year 2001.

     "Due Date" is defined in Section 6.5.1.

     "Employee Plan" means (i) any "employee benefit plan," as defined in
Section 3(3) of ERISA, and (ii) any other employee benefit arrangement or payroll practice, including any bonus plan, consulting, employment or other compensation agreement, incentive, equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship program.

     "Environmental Claims" means any and all administrative or judicial actions, suits, orders, claims, Liens, notices, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by: (i) a Governmental Authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or Environmental Permit; or (ii) a third party seeking damages, contribution, remediation or other action for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility of any of the Wireless Business or any real property upon which any current facility of any of the Wireless Business is located or upon which the Wireless Business is operated.

     "Environmental Laws" means all applicable federal, state and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment and/or the handling, presence, use, generation, treatment, storage, transportation, release, discharge, emission or disposal of Hazardous Materials in effect on or before the Closing Date.

     "Environmental Permits" means all permits, licenses, approvals, authorizations, or consents required by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any entity which, together with the subject Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

     "Estimated Long-Term Liabilities" is defined in Section 2.2.1.

     "Excluded Site" means either an Excluded Terminated Site or an Excluded Destroyed Site, or both.

     "Estimated Damage Amount" is defined in Section 4.1.5(d).

     "Excluded Destroyed Site" means (a) casualty loss as provided in Section
4.1.4 has occurred or (b) a proceeding for or in the nature of a condemnation has been commenced by a Governmental Authority; but all other conditions to Closing under Article V (including Buyer's rights under Section 5.1.6 if the failure to transfer such Excluded Sites would have a Material Adverse Effect) have been satisfied or waived in writing.

     "Excluded Terminated Site" means any Site for which (i) there is a D&E Lease that has not been validly assigned in writing to the Partnership with all necessary Third Party Consents having been obtained and/or (ii) any Lease which is in breach or is terminated because Seller was unable to obtain all requisite Third Party Consents to the sale of the Interest, but all other conditions to Closing under Article V (including Buyer's rights under Section 5.1.6 if the failure to transfer such Excluded Sites would have a Material Adverse Effect) have been satisfied or waived in writing.

     "FCC" means the United States Federal Communications Commission. ---

     "FCC Applications" is defined in Section 4.3.1.

     "FCC Authorizations" means all Authorizations issued by the FCC to the Partnership and any of its subsidiaries that are necessary to construct, own and operate the System and conduct the Wireless Business as it is conducted as of the date hereof.

     "FF&E" means all owned furniture, fixtures and equipment of the Partnership used in the Wireless Business, whether or not obsolete, including systems and machinery, switch equipment, cell site equipment, electrical power units, antennas, transmission lines, microwave equipment, test equipment, tools, vehicles, office equipment, appliances, installations, parts and other tangible personal property (and licenses for all related embedded third-party software) including as are more particularly described on Schedule II.

     "Final Order" means a Governmental Order by the FCC which is in full force and effect, with respect to which no petition or other request for a Governmental Authority stay, reconsideration or review of any kind is pending, and as to which all time periods have expired within which a Governmental Authority may be asked to reconsider or review the actions or may reconsider or review the action sua sponte.

     "Financial Statements" is defined in Section 13 of the Partnership Status Report.

     "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Governmental Consents" is defined in Section 3.1.3.

     "Governmental Order" means, as to any Person, any judgment, injunction, decree, order or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "GPI Buyer" is defined in the Preamble hereof.

     "Hazardous Material" means any hazardous or toxic substance, material or waste which is regulated as of the Closing Date by any Governmental Authority, including, without limitation, any material or substance that is: (i) defined as a "hazardous substance" under applicable state law; (ii) petroleum; (iii) asbestos; (iv) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C.Section 1251 et seq. (33 U.S.C.Section 132 1); (v) defined as a "hazardous waste" pursuant to
Section 1004 of the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C.Section 6901 Ct seq. (42 U.S.C.Section 6903); (vi) defined as "hazardous substance" pursuant to Section 101 of CERCLA; (vii) defined as a "regulated substance": pursuant to Section 9001 of the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C.Section 6901 et seq. (42 U.S.C.Section 6991); or (viii) otherwise regulated under the Toxic Substances Control Act, 15 U.S.C.Section 2601, et seq., the Clean Air Act, as amended, 42 U.S.C.Section 7401, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C.Section 1801 et. seq., the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C.Section 136, et seq.

     "HSR Act" is defined in Section 3.1.3.

     "Improvements" means all buildings, towers and related facilities, structures, and other improvements located on a Site owned by the Partnership.

     "Indemnitee" is defined in Section 6.4.1.

     "Independent Contracts" is defined in Section 2.5.1(a).

     "Intellectual Property" means all copyrights, patents, trademarks, trade names, service marks, URLs and applications for the foregoing and all software, firmware, trade secrets, and proprietary technologies, know-how, inventions, discoveries, improvements, processes and formulas (secret or otherwise) and other forms of intellectual property.

     "Interest" is defined in the Recitals hereof.

     "Inventory" means all inventory held by Seller for use or sale in connection with the Wireless Business for consumption by or sale to the public, including phones, spare parts and supplies, whether or not obsolete.

     "Knowledge" or "knowledge" is defined in Section 8.13.

     "Landlord" is defined in Section 17 of the Partnership Status Report.

     "Leases" means all leasehold or other use and occupancy rights and interests, rights of way, uses, licenses, easements, hereditaments, tenements and appurtenances of the Partnership used in the Wireless Business pertaining to
(i) Sites described in PSR Schedule 6(b), (ii) Development Sites when such rights and interests are obtained between the date hereof and Closing, and (iii) D&E Leases used in the Wireless Business when assigned to the Partnership by Seller or its Affiliates in accordance with the Agreement.

     "Lender Consent" is defined in Section 5.3.3.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest, preemptive right, existing or claimed right of first refusal, right of first offer, right of consent, put right, default or similar right or other adverse claim of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

     "Long-Term Liabilities" means all of the Partnership's liabilities (including for Management Fees and advances made under the Credit Facility) other than Current Liabilities.

     "Losses" is defined in Section 6.1.1.

     "LPI Buyer" is defined in the Preamble hereof.

     "LTIP" is defined in Section 2.5.2(b).

     "Management Fees" are those accrued, deferred and unpaid fees owed by the Partnership pursuant to the Master Services Agreement or any other Independent Contract.

     "Master Services Agreement" means that certain service agreement by and between Seller and the Partnership, dated as of February 1998, as amended by that certain First Amendment to the Master Services Agreement, dated as of September 15, 1998.

     "Master Services Termination Agreement" means an agreement terminating the Master Services Agreement, in the form attached as Exhibit E, duly executed by Seller and the Partnership and dated the Closing Date.

     "Material Adverse Effect" means (i) any change, effect or circumstance that is materially adverse to the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), properties, prospects, condition (financial or otherwise) or results of operations of Seller, D&E Guarantor, the Partnership, or the Wireless Business, taken as a whole, or (ii) any event or circumstance that would or could reasonably be expected to prevent, hinder or materially delay the consummation of the transactions contemplated in this Agreement; but shall not mean (a) increases in liabilities approved by the Partnership's management committee or included within an Approved Budget, (b) operating losses or expenses of the Partnership contemplated by the Approved Budget, or (c) any change, effect or circumstance that is materially adverse to the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), properties, prospects, condition (financial or otherwise) or results of operations of the Partnership or the Wireless Business resulting from the Partnership's failure to take action if such failure was caused solely by a lack of consent by Buyer or the representatives of the VS General Partner on the management committee.

     "Minimum Subscribers" is defined in Section 2.3.2.

     "Money Rates" is defined in Section 6.5.2.

     "New Switch Space Lease" means a Lease, between D&E Telco and the Partnership, in the form attached as Exhibit C, duly executed by D&E Telco and the Partnership and dated the Closing Date.

     "Objection Notice" is defined in Section 2.2.4.

     "Office Lease" means those Leases listed in PSR Schedule 6(b) of the Partnership Status Report.

     "Operational Site" means all premises listed as such in PSR Schedule 6(b) of the Partnership Status Report and utilized as cell sites.

     "Oracle Agreements" is defined in Section 4.4.4(d).

     "Outside Date" is defined in Section 8.1(d).

     "Partner" means either the VS General Partner or Seller, each in its capacity as a general partner in the Partnership.

     "Partnership" is defined in the Recitals hereof.

     "Partnership Agreement" is defined in the Recitals hereof.

     "Partnership Authorizations" means all Authorizations of the Partnership or of any of its subsidiaries used in the operation of the Wireless Business or necessary to the ownership or operation of the other Assets, including the FCC Authorizations.

     "Partnership BTAs" means the BTAs that relate to the FCC Authorizations.

     "Partnership's Intellectual Property" means all Intellectual Property owned by the Partnership, or owned by any other Person and licensed to the Partnership, and used in the conduct of the Wireless Business.

     "Partnership Status Report" is defined in Section 3.4.3 and is attached hereto as Exhibit H.

     "Party" or "party" means a party to this Agreement.

     "PCS" means personal communications systems.

     "Permitted Lien" shall mean (a) a Lien, if any, as is not, individually or in the aggregate, material in character, amount or extent and does not materially interfere with the present use by the Partnership, pursuant to a Lease, of the property subject thereto or affected thereby, or otherwise materially impair the use or operation of the Assets, (b) the Credit Facility, and (c) a Lien for current Taxes not yet due and payable. In no event shall Permitted Lien include any mortgage, hypothecation, security agreement, pledge, financing or other document evidencing a security interest and/or requiring payment of money to discharge, which is a lien or encumbrance on the Assets or any portion thereof other than the Credit Facility.

     "Per Site Amount" is defined in Section 4.1.5(a).

     "Per Subscriber Amount" is defined in Section 2.3.2.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or enterprise of whatever nature.

     "Phase II Obligations" is defined in Section 4.4.4(e).

     "Pre-Closing Tax Period" shall mean, with respect to any Tax, (a) any taxable period ending on or before the Closing Date, and (b) that portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

     "Prime Lease" is defined in Section 17 of the Partnership Status Report.

     "Prime Landlord" is defined in Section 17 of the Partnership Status Report.

     "Prime Rate" is defined in Section 6.5.2.

     "Purchase Price" is defined in Section 2.2.

     "Release" is defined in CERCLA.

     "Required Consents" is defined in Section 3.1.3.

     "Requirement of Law" means, as to any Person, any permit, license, judgment, order, decree, statute, law, ordinance, rule, regulation, requirement or arbitration award in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

     "Restricted Activity" is defined in Section 8.6.1.

     "Restricted Area" is defined in Section 8.6.1.

     "Restricted Party" is defined in Section 8.6.1.

     "Retail Lease" means those Leases listed as such on PSR Schedule 6(b) of the Partnership Status Report.

     "Seller" is defined in the Preamble hereof.

     "Seller Indemnitee" is defined in Section 6.2.

     "Sema Agreement" is defined in Section 4.4.4(e).

     "Senior Executive" is defined in Section 2.5.2(b).

     "Seller's Objection Notice" is defined in Section 8.3.1(b).

     "Severance Agreement" is defined in Section 2.5.1(e).

     "Short Period Returns" is defined in Section 8.3.1.

     "Stay Bonus Program" is defined in Section 2.5.1(e).

     "Site" means any Operational Site, Development Site, Switch Site or premises to which a Retail Lease, Office Lease or D&E Lease pertains.

     "State Commission" means any applicable state public service or public utility commission.

     "Switch Space Lease" means that certain lease agreement between D&E Telco and Seller dated April 28, 1997, as amended.

     "Switch Site" means the premises to which the Switch Space Lease pertains.

     "Sublease" is defined in Section 17 of the Partnership Status Report.

     "System" means the PCS telecommunications system operated by the Partnership in the Partnership's BTAs.

     "Tax" or "Taxes" means all taxes of any kind, including, without limitation state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding, transfer, workers' compensation and any other tax or assessment or other obligations of the same or similar nature to any of the foregoing, together with all interest, penalties and additions imposed with respect to such amounts.

     "Tax Reporting Schedule" is defined in Section 8.3.2.

     "Tax Return" means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Governmental Authority relating to Taxes, including information returns or reports with respect to backup withholding and other payments to third parties, and including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" is defined in Section 6.4.1.

     "Third Party Consents" is defined in Section 3.1.3.

     "Transaction Documents" means this Agreement and all other agreements, documents, certificates, and instruments required to be executed by a Party in accordance with the provisions of this Agreement.

     "Transferred Employees" is defined in Section 2.5.1(a).

     "Transition Employees" is defined in Section 2.5.1(b).

     "Transition Period" is defined in Section 2.5.1(b).

     "Transition Services Agreement" means a service agreement, in the form attached as Exhibit I, duly executed by the Partnership and Seller and dated the Closing Date.

     "VS General Partner" is defined in the Preamble hereof.

     "VS Limited Partner" is defined in the Preamble hereof.

     "VS Partners" means the VS General Partner and the VS Limited Partner.

     "WARN Act" is defined in Section 2.5.1(c).

     "Wireless Business" means the business engaged in by the Partnership, including marketing, selling, and providing PCS telecommunications services utilizing the System.

     "Workforce Member" is defined in Section 2.5.1(a).

     "Workforce Plan" means any Employee Plan maintained by Seller or any of its Affiliates covering or providing benefits to a Workforce Member or former Workforce Member, including any beneficiary or dependent of any such Workforce Member or former Workforce Member.

     "Workforce Reimbursement" means fifty percent (50%) of the aggregate amount of all payments made or to be made, and costs incurred or to be incurred by Seller, in connection with the termination of Workforce Members, not to exceed One Million Five Hundred Thousand Dollars ($1,500,000); provided that such payments and costs shall be within the categories, and shall be determined using the methodologies and costs, set forth in Schedule 2.5.3, and shall not include any amount paid pursuant to Section 2.5.2(b).

     "Working Capital" means Current Assets minus Current Liabilities.